Exhibit 10.1


                            STOCK PURCHASE AGREEMENT


              This STOCK PURCHASE AGREEMENT, is made and entered into as of this 15th day of July, 2005 by and between Spectrum PMI, Inc., a Delaware corporation (the "Buyer"), on the one hand, and A-Mark Holding, Inc. ("A-Mark Holding") and Steven C. Markoff ("Markoff," and together with A-Mark Holding, the "Sellers"), on the other hand.

              WHEREAS, A-Mark Holding owns all of the issued and outstanding shares of capital stock of A-Mark Precious Metals, Inc., a New York corporation (the "Company"), and Markoff indirectly owns all of the issued and outstanding shares of capital stock of A-Mark Holding; and

              WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the issued and outstanding capital stock of the Company, on the terms and conditions set forth in this Agreement.

              NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties, intending legally to be bound, agree as follows:

ARTICLE I

                                 DEFINITIONS

              As used in this Agreement, the following terms shall have the meanings set forth in this Article I:

         1.1 "Affiliate" of any specified Person means any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         1.2 "Agreement" means this Agreement and all Exhibits and Schedules annexed hereto, as the same may be amended, modified or supplemented from time to time.

         1.3 "AMF" means A-Mark Financial Corporation.

         1.4 "Business" means the business of the Company as conducted on the date hereof, including, without limitation, the purchase and sale of precious metals on a wholesale basis and the provision of collateralized loan products and trading services related to precious metals as currently conducted by the Company.

         1.5 "Business Day" means any day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required by Law to be closed in New York, New York.

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         1.6 "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute or any analogous non-United States Law.

         1.7 "Consulting Agreements" means the consulting agreements between the Company and each of Markoff and Mark Albarian, which shall be effective as of the Closing.

         1.8 "Contract" means any agreement, contract, lease, obligation, promise, commitment, license, note, loan, bond, mortgage, indenture, letter of credit, pledge, binding bid, binding proposal, binding quotation, instrument or undertaking, or series of the same, whether written or oral and whether express or implied.

         1.9 "Employment Agreements" means the employment agreements between the Company and each of Thor Gjerdrum and Rand LeShay, which shall be effective as of the Closing.

         1.10 "Environment" means soil, surface water, ground water, land stream sediments, surface or subsurface strata, ambient air, and any environmental medium.

         1.11 "Environmental Laws" means any and all Laws pertaining to the protection of the Environment.

         1.12 "Environmental Permit" means any Permit of any Governmental Authority required or issued under Environmental Laws.

         1.13 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

         1.14 "Escrow Agent" means the entity designated to serve as escrow agent under the Escrow Agreement.

         1.15 "Escrow Agreement" means the Escrow Agreement among the Buyer, the Sellers and the Escrow Agent, which shall be effective as of the Closing.

         1.16 "Escrowed Amount" shall mean the sum of One Million Dollars ($1,000,000) to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

         1.17 "Financial Statements" means (i) the 2004 Balance Sheet and the audited consolidated balance sheet of the Company as of July 31, 2003, and (ii) the audited consolidated statements of income, cash flow, and stockholders' equity of the Company for each of the two (2) years ended July 31, 2004 and July 31, 2003, each of the foregoing of which have been prepared in accordance with GAAP.

         1.18 "GAAP" means United States generally accepted accounting principles, consistently applied.

         1.19 "Governmental Authority" means any United States or non-United States governmental or regulatory entity, agency, authority, commission, department, board, bureau, political subdivision, court, tribunal, official arbitrator or arbitral body, or any other entity entrusted by the aforesaid entities or authorized by Law to exercise administrative power.

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         1.20 "Hazardous Substances" means, without regard to amount or concentration (a) any element, compound, gas or chemical that is defined, listed or otherwise classified as a toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous material, hazardous waste, medical waste, biohazardous or infectious waste, or special waste under applicable Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; and (c) any substance containing polychlorinated biphenyls, asbestos, lead, urea formaldehyde or radon gas.

         1.21 "Interim Financial Statements" means the (i) unaudited balance sheet of the Company as of April 30, 2005 and (ii) the unaudited statements of income, cash flow, and stockholders' equity of the Company for the period commencing on August 1, 2004 and ending on April 30, 2005, each of the foregoing of which have been prepared in accordance with GAAP.

         1.22 "IRS" means the United States Internal Revenue Service.

         1.23 "Knowledge" means actual knowledge after reasonable investigation. The Knowledge of the officers and key employees of the Company shall be deemed to be attributed to the Sellers for purposes of the representations and warranties of the Sellers set forth in this Agreement.

         1.24 "Law" means any United States or non-United States law (including common law), statute, code, ordinance, rule, regulation, constitution, treaty, judgment or decree.

         1.25 "Lien" means any mortgage, lien, pledge, charge, claim, interest, security interest, condition, restriction, option, Tax, liability, obligation or other encumbrance of any kind or nature (whether matured or unmatured).

         1.26 "Material" with respect to any agreement, obligation, liability or transaction, should be construed to mean any agreement, obligation, liability or transaction requiring (or potentially requiring) aggregate payments to or from the Company of $50,000 or more.

         1.27 "Material Adverse Change" means any effect or change that would be materially adverse to the business, assets, properties, results, liabilities, prospects, operations or condition (financial or otherwise) of the Company or the Business taken as a whole, or to the ability of any party hereto to consummate timely the transactions contemplated hereby.

         1.28 "Net Book Value" of the Company means the excess of the Company's total assets over the Company's total liabilities, determined in accordance with GAAP, as reflected on the applicable balance sheet.

         1.29 "Non-Competition Agreement" means the non-competition agreement between Markoff, the Company and the Buyer, which shall be effective as of the Closing.

         1.30 "Order" means any order, execution, writ, injunction, judgment, decree, ruling, assessment or arbitration award.

         1.31 "Ordinary Course of Business" means the normal business operations of the Company consistent with its past customs and practice (including with respect to quantity, quality and frequency).

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         1.32 "Permit" means any permit, license, franchise, certificate, certification, consent, approval, permission, registration, variance, or other similar authorization.

         1.33 "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

         1.34 "Pre-Closing Period" means all taxable periods ending on or before the Closing Date and the portion ending on or before the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

         1.35 "Proceeding" means any legal, administrative or other action, arbitration, audit, claim, hearing, investigation, litigation, proceeding or suit commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

         1.36 "Related Documents" means the Employment Agreements, the Consulting Agreements, the Non-Competition Agreement, the Release Agreement, the Escrow Agreement, and all Schedules, certificates and other documents executed and delivered or to be executed and delivered in connection with this Agreement.

         1.37 "Release" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, dumping, disposing or migration of a Hazardous Substance into the Environment (including the abandonment or discharging of barrels, containers, and other closed receptacles containing any Hazardous Substance).

         1.38 "Release Agreement" means the release of Markoff in favor of the Company, which shall be effective as of the Closing.

         1.39 "Returns" means returns, reports, and information statements with respect to Taxes required to be filed by the Company with any United States or non-United States taxing authority.

         1.40 "Taxes" means taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any United States or non-United States taxing authority, including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, including any liability for taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign
Law), and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

         1.41 "2004 Balance Sheet" means the audited consolidated balance sheet of the Company as of July 31, 2004, which has been prepared in accordance with GAAP.

         1.42 Other Terms. In addition, definitions of the following terms are assigned as indicated below:

              "A-Mark Holding" has the meaning assigned in the introductory paragraph.


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            "Arbitrated Closing Date Net Book Value" has the meaning assigned in Section 2.4(b).

            "Audited Closing Date Balance Sheet" has the meaning assigned in
            Section 2.4(a).

            "Audited Closing Date Net Book Value" has the meaning assigned in
            Section 2.4(a).

            "Bankruptcy Event" has the meaning assigned in Section 9.1(f).

            "Basis Step-Up" has the meaning assigned on Schedule 2.2(a).

            "Buyers" has the meaning assigned in the introductory paragraph.

            "Buyer Indemnified Parties" has the meaning assigned in Section
            10.2.

            "Buyer Required Consents" has the meaning assigned in Section 4.3.

            "Buy-Out Price" has the meaning assigned on Schedule 2.2(a).

            "Claim" has the meaning assigned in Section 10.4(a).

            "Closing" has the meaning assigned in Section 8.1.

            "Closing Date" has the meaning assigned in Section 8.1.

            "Closing Payment" has the meaning assigned in Section 2.2(a)(i).

            "Company" has the meaning assigned in the recitals.

            "Company Customer or Supplier" has the meaning assigned in
            Section 6.2(c).

            "Company Employee Plans" has the meaning assigned in Section
            3.19(a).

            "Company Software" has the meaning assigned in Section 3.15(h).

            "Company Tax Returns" has the meaning assigned on Schedule 2.2(a).

            "Competing Business" has the meaning assigned in Section 6.2(a).

            "Copyrights" has the meaning assigned in Section 3.15(a)(i).

            "Domain Names" has the meaning assigned in Section 3.15(a)(iv).

            "Dispute" has the meaning assigned in Section 12.4(a).

            "ERISA Affiliate" has the meaning assigned in Section 3.19(a).

            "Estimated Closing Date Net Book Value" has the meaning assigned in Section 2.3.

            "Final Allocation" has the meaning assigned on Schedule 2.2(a).

            "Final Closing Date Net Book Value" has the meaning assigned in
            Section 2.5.

            "Indemnitee" has the meaning assigned in Section 10.4(a).

            "Indemnitor" has the meaning assigned in Section 10.4(a).

            "Intellectual Property" has the meaning assigned in Section
            3.15(a).

            "Inventions" has the meaning assigned in Section 3.15(a)(vi).


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            "Know How" has the meaning assigned in Section 3.15(a)(vii).

            "Leases" has the meaning assigned in Section 3.18(a).

            "Leased Property" has the meaning assigned in Section 3.18(a).

            "License" has the meaning assigned in Section 3.15(c).

            "Losses" has the meaning assigned in Section 10.2.

            "Markoff" has the meaning assigned in the introductory paragraph.

            "Net Gross Profit" has the meaning assigned on Schedule 2.6.

            "New Business" has the meaning assigned on Schedule 2.6.

            "Noncompete Term" has the meaning assigned in Section 6.2(a).

            "Owned Property" has the meaning assigned in Section 3.18(a).

            "Patents" has the meaning assigned in Section 3.15(a)(ii).

            "Payment Account" has the meaning assigned in Section 2.2(a)(i).

            "Preliminary Closing Date Balance Sheet" has the meaning assigned in Section 2.3.

            "Purchase Price" has the meaning assigned in Section 2.2(a).

            "Real Property" has the meaning assigned in Section 3.18(a)

            "Real Property Permits" has the meaning assigned in Section
            3.18(d).

            "Related Person" has the meaning assigned in Section 3.23.

            "Remaining Unutilized Basis Step-Up" has the meaning assigned on
            Schedule 2.2(a).

            "Required Consents" has the meaning assigned in Section 3.5.

            "Restructuring" has the meaning assigned in Section 5.8.

            "Securities Act" has the meaning assigned in Section 4.6.

            "Sellers" has the meaning assigned in the introductory paragraph.

            "Shares" has the meaning assigned in Section 2.1.

            "Software" has the meaning assigned in Section 3.15(a)(viii).

            "Spectrum" has the meaning assigned in the introductory paragraph.

            "Step-Up Tax Benefits" has the meaning assigned on Schedule
            2.2(a).

            "Straddle Period" has the meaning assigned in Section 11.5.

            "Tax Benefit Accountant" has the meaning assigned on Schedule
            2.2(a).

            "Tax Benefit Dispute Notice" has the meaning assigned on Schedule 2.2(a).

            "Tax Benefit Dispute Notice Deadline" has the meaning assigned on
            Schedule 2.2(a).


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            "Tax Benefit Report" has the meaning assigned on Schedule 2.2(a).

            "Tax Benefit Statement" has the meaning assigned on Schedule
            2.2(a).

            "Tax Rate" has the meaning assigned on Schedule 2.2(a).

            "Territory" has the meaning assigned in Section 6.2(a).

            "338(h)(10) Election" has the meaning assigned on Schedule 2.2(a).

            "Trademarks" has the meaning assigned in Section 3.15(a)(iii).

            "Trade Secrets" has the meaning assigned in Section 3.15(a)(v).

            "Unaffiliated Accountants" has the meaning assigned in Section
            2.4(b).

            "Work Interferences" has the meaning assigned in Section 3.21(b).


                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

         2.1 Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Sellers shall sell, transfer, convey, assign and deliver to the Buyer, free and clear of all Liens, and the Buyer shall purchase and accept from the Sellers, the shares of the Company listed on Schedule 2.1 (the "Shares"), such Shares constituting all of the issued and outstanding shares of the Company.

         2.2 Purchase Price.

             (a) As consideration for the purchase of the Shares and the other transactions contemplated by this Agreement, the Buyer shall pay to the Sellers the amount equal to the sum of (i) the Final Closing Date Net Book Value of the Company, as determined pursuant to this Article II, (ii) Eleven Million Fourteen Thousand Four Hundred Forty-Nine Dollars ($11,014,449.00), (iii) any payments for New Business described on
      Schedule 2.6, and (iv) any payments for Step-Up Tax Benefits described on
      Schedule 2.2(a) (collectively, the Purchase Price). At the Closing, the Buyer shall transfer cash, by wire transfer of federal or immediately available funds, to an account designated in writing by the Sellers at least two (2) Business Days prior to the Closing Date (the "Payment Account"), in an amount (the "Closing Payment") equal to the portion of the Purchase Price set forth in (i) and (ii) above in this Section 2.2(a), assuming that the Estimated Closing Date Net Book Value (as defined in
      Section 2.3 below) is equal to the Final Closing Date Net Book Value (as defined in Section 2.5 below), minus the Escrowed Amount. The Closing Payment shall be subject to adjustment as set forth in Section 2.5 below. Within fourteen (14) days of the Closing Date, the Buyer shall deliver the Escrowed Amount to the Escrow Agent pursuant to the terms of the Escrow Agreement. The parties hereto intend that the Escrowed Amount shall be available as a nonexclusive means to fulfill Sellers' indemnification obligations pursuant to Article X hereof.

             (b) The parties agree to determine the allocation of the Purchase Price as set forth in Schedule 2.2(a). The parties agree that, for tax reporting purposes, they shall each report the transactions contemplated by this Agreement in accordance with such allocation and shall not

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      take a position for tax purposes inconsistent therewith. The Buyer, on the one hand, and the Sellers, on the other hand, shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

         2.3 Preliminary Closing Date Balance Sheet. Not less than five (5) Business Days prior to the scheduled Closing Date, the Sellers shall deliver to the Buyer (i) a balance sheet of the Company forecasted as of the Closing Date, to be prepared in a manner consistent with the preparation of the Financial Statements (the "Preliminary Closing Date Balance Sheet") and (ii) an estimate of the Net Book Value of the Company as of the Closing Date based upon such Preliminary Closing Date Balance Sheet (the "Estimated Closing Date Net Book Value"). Representatives of the Buyer shall be entitled to full access, in a reasonable manner, to all records and work papers during normal business hours and shall be entitled to communicate with the Sellers and personnel of the Company and discuss accounting practices and procedures in connection with the preparation of the Preliminary Closing Date Balance Sheet and the calculation of the Estimated Closing Date Net Book Value.

         2.4 Audited Closing Date Balance Sheet; Disputes.

             (a) The Sellers will instruct the Company's auditors to, promptly following the Closing Date, conduct a special audit in order to prepare an audited balance sheet of the Company as of the Closing Date, to be prepared in a manner consistent with the preparation of the Financial Statements (the "Audited Closing Date Balance Sheet") and to calculate the Net Book Value of the Company as of the Closing Date based upon such Audited Closing Date Balance Sheet (the "Audited Closing Date Net Book Value"). The Sellers shall give to the Buyer and their representatives, including the Buyer's auditors, full and complete access in a reasonable manner to work papers and supporting documentation prepared by the Company, or otherwise relied upon by the Company's auditors, in connection with the preparation of the Audited Closing Date Balance Sheet and the calculation of the Audited Closing Date Net Book Value. The Buyer shall have the right to have its representatives, including the Buyer's auditors, present during the observation of the taking of any physical inventory of the Company as at the Closing Date as may be required by the Company's auditors. To the extent reserved against on the Preliminary Closing Date Balance Sheet, the Sellers shall be responsible for the costs of the Company's auditors in connection with the preparation of the Audited Closing Date Balance Sheet and the calculation of the Audited Closing Date Net Book Value. Any such costs in excess of the amount reserved for on the Preliminary Closing Date Balance Sheet shall be the responsibility of the Buyer.

             (b) The Sellers shall request the Company's auditors to deliver the Audited Closing Date Balance Sheet and the Audited Closing Date Net Book Value to the Buyer not more than sixty (60) days following the Closing Date. The Audited Closing Date Net Book Value shall be deemed accepted by, and shall be final and binding upon, the parties, unless either the Buyer, on the one hand, or the Sellers, on the other hand, shall notify the other in writing, not later than fifteen (15) days from the Buyer's receipt of the Audited Closing Date Balance Sheet and the Audited Closing Date Net Book Value, that it disagrees with respect to any of the financial calculations made with respect to the Audited Closing Date Balance Sheet and/or the Audited Closing Date Net Book Value. In the event that the Buyer, on the one hand, or the Sellers, on the other hand, shall timely notify the other that either or both of them do not agree

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      with respect to any such financial calculations, the parties shall attempt in good faith to resolve such dispute. In the event the parties are unable to resolve such dispute within fifteen (15) days from the date of receipt of notice of such dispute, the Buyer and the Sellers shall mutually select a "big four" independent accounting firm which has not, for the past five
      (5) years, been engaged to render accounting services for the Company, any Affiliate of the Company, the Buyer or any Affiliate of the Buyer (the "Unaffiliated Accountants"). The parties shall thereupon promptly submit to the Unaffiliated Accountants all relevant financial data as well as this Agreement (including Schedules hereto), and the disputed item or items shall be submitted for final and binding arbitration and resolution before a representative of the Unaffiliated Accountants. The Unaffiliated Accountants shall use their best efforts to reach a determination on the disputed item or items and to render a determination as to the actual Net Book Value of the Company as of the Closing Date (the "Arbitrated Closing Date Net Book Value") not more than five (5) days after such submission. The decision of the Unaffiliated Accountants shall be final and binding on the parties and may be enforced in any court of competent jurisdiction.
      The fees and costs of the Unaffiliated Accountants shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand.

         2.5 Adjustment to Closing Payment. For purposes of this Agreement, the "Final Closing Date Net Book Value" shall equal one of the following, as applicable: (i) the Audited Closing Date Net Book Value, if the same shall be accepted or deemed accepted by the parties as set forth in Section 2.4(b); (ii) the agreed upon Net Book Value of the Company as of the Closing Date, if the Buyer and/or the Sellers disputes the Audited Closing Date Net Book Value and the parties are able to resolve such dispute among themselves as set forth in
Section 2.4(b); or (iii) the Arbitrated Closing Date Net Book Value, if the Buyer and/or the Sellers disputes the Audited Closing Date Net Book Value and the parties elect to resort to arbitration as set forth in Section 2.4(b). Within ten (10) days following the determination of the Final Closing Date Net Book Value pursuant to the foregoing sentence, (i) the Sellers shall pay to the Buyer the amount by which the Final Closing Date Net Book Value is less than the Estimated Closing Date Net Book Value, if applicable, or (ii) the Buyer shall pay to the Sellers the amount by which the Final Closing Date Net Book Value is greater than the Estimated Closing Date Net Book Value, if applicable. Any payment made pursuant to this Section 2.5 shall be made in cash, by wire transfer of federal or immediately available funds, to an account designated in writing by the Sellers or the Buyer, as applicable.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

            The Sellers jointly and severally represent and warrant to the Buyer that:

         3.1 Organization and Qualification. The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to conduct its business as presently conducted and to own and lease its property and assets. The Company is qualified to do business as a foreign company and is in good standing in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification. Schedule 3.1-1 contains a complete and accurate list of the Company's jurisdiction of organization and other jurisdictions in which it is authorized to do business. The Company has delivered to the Buyer correct and complete copies of its organizational documents, company minutes, company records and

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stock register and transfer records. Except as set forth on Schedule 3.1-2, as of the Closing Date, the Company will not have any subsidiaries and will not own any equity interest in any Person whatsoever.

         3.2 Capitalization.

             (a) The capitalization of the Company is as set forth on Schedule 3.2(a). The Shares have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and constitute all of the issued and outstanding capital stock of the Company. A-Mark Holding owns, beneficially and of record, and has good, valid and marketable title to and the right to transfer to the Buyer, the Shares, free and clear of any and all Liens. After giving effect to the transactions contemplated herein, the Buyer will own, and have good, valid, and marketable title to, subject to applicable state and federal securities laws, the right to transfer, all of the issued and outstanding shares of capital stock of the Company, free and clear of any and all Liens. No Person other than the Buyer has any written or oral agreement, arrangement or understanding or option to or any right or privilege (whether by Law, preemption, or contract) for the purchase or acquisition of any shares of capital stock or other securities of the Company.

             (b) Except as set forth on Schedule 3.2(b)-1, there are no outstanding or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities, Contracts, arrangements, understandings or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its respective authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. Except as set forth on Schedule 3.2(b)-2, there are no outstanding stockholders' agreements, registration rights agreements, or rights of first refusal pertaining to the capital stock of the Company. None of the issued and outstanding shares of capital stock of the Company has been issued in violation of any rights of any Person or in violation of the registration requirements of any United States or non-United States securities Law or other Law.

         3.3 Capacity. Each of the Sellers has full legal capacity to enter into and carry out its or his obligations under this Agreement and the other relevant Related Documents and is not under any prohibition or restriction, contractual, statutory or otherwise, against doing so. This Agreement and each Related Document to which either of the Sellers is a party (a) has been duly executed and delivered by such Seller and (b) constitutes a legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other Laws affecting the rights of creditors generally and by general principles of equity.

         3.4 No Violations or Conflicts. Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement or the applicable Related Documents by the Sellers nor the consummation or performance by the Sellers of the transactions contemplated by this Agreement or the applicable Related Documents does or will, directly or indirectly (with or without notice or lapse of time or both), (a) conflict with or violate any provision of the Company's organizational documents, (b) result in a violation or breach of, or constitute a default or an event of default under, or result in the acceleration of any Material obligations under, or give any Person the right to cancel, terminate or modify any Material Contract, Material Permit, instrument or other Material obligation to which the

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Company or either of the Sellers is a party or by which any of their respective properties or assets are bound, (c) violate any Law or Order to which the Company or either of the Sellers is subject or (d) result in the creation or imposition of any Lien upon or with respect to any of the assets or properties owned or used by either of the Sellers or the Company, including, without limitation, the Shares.

         3.5 Consents and Approvals. Except as set forth on Schedule 3.5 (collectively, the "Required Consents"), no consent, approval or authorization of, or declaration or notice to, or filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by the Company or the Sellers in connection with the execution, delivery and performance of this Agreement and the applicable Related Documents by the Sellers or the Company.

         3.6 Financial Statements. The Sellers have previously delivered to the Buyer true and complete copies of the Financial Statements and the Interim Financial Statements. The Financial Statements are attached hereto as Schedule 3.6-1 and the Interim Financial Statements are attached hereto as Schedule 3.6-2. The Financial Statements and Interim Financial Statements fairly present the financial position and results of operations of the Company as of the dates and for the periods presented therein.

         3.7 Tangible Assets. The Company has good and marketable title to, or a valid leasehold interest in, all tangible assets that it owns, purports to own, or uses, including those reflected on its books and records and on the Interim Financial Statement balance sheet (except those sold or disposed of subsequent to the date thereof in the Ordinary Course of Business consistent with past practice), free and clear of all Liens except as set forth on Schedule 3.7-1. Except as set forth on Schedule 3.7-2, none of such assets is subject to any sublease, sublicense or other Contract granting to any other Person any right to the use or enjoyment of such assets. All tangible assets owned by the Company or used by the Company in the operation of the Business are in good operating condition and in a good state of maintenance and repair and are adequate for the Business as conducted by the Company and as contemplated to be conducted following the Closing Date. Other than leased or licensed assets, there are no assets owned by any third party which are used in the operation of the Business.

         3.8 Inventory. All inventory of the Company as of the Closing Date, whether or not reflected in the Financial Statements or the Interim Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value as of the Closing Date. Inventory now on hand that was purchased after the date of the 2004 Balance Sheet was purchased in the Ordinary Course of Business. The inventory is of such quality as to meet the quality control standards of the Company. All finished goods constituting inventory are saleable as current inventories at the current prices of the Company in the Ordinary Course of Business. All inventory not written off has been recorded on the books of the Company at the market value determined in accordance with GAAP.

         3.9 No Undisclosed Liabilities; Solvency. The Company does not have any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) except (i) liabilities and obligations occurring in the Ordinary Course of Business since April 30, 2005 consistent with past practice, (ii) as disclosed on the Balance Sheet or the Interim Financial Statements, or (iii) as disclosed on Schedule 3.9. The Company has at all times been and now is solvent. As of the Closing, the Company will remain solvent. The Company has never been a debtor in any bankruptcy Proceeding, whether voluntary or involuntary, actual or threatened, or has made an assignment of its assets for the benefit of any creditor or otherwise.

         3.10 Absence of Certain Changes. Since July 31, 2004, the Company has conducted its operations and affairs only according to its Ordinary Course of Business, and the Company has not suffered any Material Adverse Change. Except as set forth on Schedule 3.10 or as otherwise expressly contemplated by this Agreement, since July 31, 2004, the Company has not (a) amended or otherwise modified its organizational documents, (b) sold, transferred or otherwise disposed of any assets pertaining to or used in the Business except in the Ordinary Course of Business, (c) created or permitted to exist any Lien on any asset or property of the Business, (d) issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any security convertible into or exercisable or exchangeable for any such shares or securities, or altered any term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise, (e) declared, set aside, made or paid any dividend or other distribution to any stockholder with respect to its capital stock, (f) redeemed, purchased or otherwise acquired any of its capital stock, (g) increased the compensation or other remuneration or benefits payable or to become payable to any of its directors, executive officers, employees or agents, except for increases in the Ordinary Course of Business, or entered into employment, severance or similar Contracts with any of the foregoing, (h) adopted, amended or increased the payments to or benefits under any Company Employee Plan, except for in the Ordinary Course of Business, (i) entered into any Contract or transaction relating to or affecting the Business, except in the Ordinary Course of Business, (j) terminated or modified any Company Contracts, except for termination upon expiration in accordance with the terms thereof, (k) released, waived, or cancelled any claims or rights relating to or affecting the Business in excess of $20,000 individually or $50,000 in the aggregate, (l) paid, discharged or satisfied any claim, obligation or liability in excess of $20,000 individually or $50,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the Ordinary Course of Business, (m) created, incurred, assumed or otherwise became liable for any indebtedness in excess of $20,000 in the aggregate, (n) guaranteed or endorsed any obligation or the net worth of any Person, except for endorsements of negotiable instruments for collection in the Ordinary Course of Business, (o) made any loan or advance to any Person other than travel and other routine advances made in the Ordinary Course of Business, (p) acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other business enterprise, (q) adopted a plan of liquidation or dissolution, (r) changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP, (s) made any material capital investment or expenditure or capital improvement over $50,000, addition or betterment relating to or affecting the Business, (t) suffered any damage to or destruction or loss of any asset or property of the Business, whether or not covered by insurance, (u) instituted or settled any claim, action, suit or Proceeding involving in excess of $50,000 relating to it or its assets or properties relating to or affecting the Business, (v) made any elections with respect to Taxes, or made any changes in current elections with respect to Taxes, or (w) entered into any Contract to do any of the foregoing.

         3.11 Conduct of Business. The Sellers have not and do not conduct the Business other than through the Company. Irrespective of any prohibition on or relating to the Buyer, the Sellers have no Knowledge of anything that would restrict the Buyer from conducting the Business following the Closing as it was conducted prior to the Closing.

         3.12 Customers and Suppliers. Schedule 3.12 sets forth a list of the top 25 Company's customers, distributors and suppliers for the twenty-four (24) months prior to the date hereof. The Company currently obtains all supplies and services necessary for the conduct of the Business as presently conducted from readily available sources. There exists no actual, and the Sellers have no Knowledge of any threatened, termination, cancellation or material limitation of, or any material change in, the business relationship of the Company with any customer or supplier. To the Knowledge of the Sellers, no customer or supplier of the Company intends to reduce or terminate its business dealings with the Company following the Closing, whether as a result of the transactions contemplated hereby or otherwise. There are no pending, or, to the Knowledge of the Sellers, threatened, Material disputes or controversies between the Company and any of its customers or suppliers. No customer of the Company has any right to any credit or refund for products sold or services rendered or to be rendered by the Company pursuant to any Contract, understanding or practice of the Company other than pursuant to the normal course return policy of the Company.

         3.13 Contracts.

             (a) Schedule 3.13(a) contains a complete and accurate list, and the Sellers have delivered to the Buyer true, correct and complete copies (if written) or written summaries (if oral), of:

                 (i) each Contract involving outstanding obligations for payments, or potential payments, to or from the Company of at least $10,000;

                 (ii) each lease, license and other Contract affecting any leasehold or other interest in any real or personal property to which the Company is a party or by which any of its assets or properties is bound;

                 (iii) each Contract with respect to confidential or proprietary information, including, without limitation, agreements with current or former employees, consultants or contractors;

                 (iv) each Contract containing covenants that in any way purport to restrict, prohibit or impair the conduct or any business activity or practice of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person or hire or solicit any Person;

                 (v) each employment, severance, independent contractor or consulting agreement between the Company and its directors, officers, employees, leased employees and consultants;

                 (vi) each Contract under which any money has been or may be borrowed or loaned, any other evidence of indebtedness of the Company, and each guaranty by the Company;

                 (vii) each Contract containing a change of control provision;

                 (viii) each other Contract entered into outside of the Ordinary Course of Business;

                 (ix) all trading agreements with customers that in the aggregate represent 90% of the gross profit of the Company; and

                 (x) each other Material Contract to which the Company is a party or which relates to the Business or the assets or properties owned or used by the Company or the Business.

             (b) Each Contract identified or required to be identified on
      Schedule 3.13(a) is in full force and effect and is valid and enforceable against the Company, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, moratorium or other Laws affecting the rights of creditors generally and by general principles of equity, and, to the Knowledge of the Sellers, against the other parties thereto in accordance with its terms. Neither the Company nor the Sellers have received notice of the pending or threatened cancellation, revocation or termination of any of the Contracts identified or required to be identified on Schedule 3.13(a), nor do the Sellers have any Knowledge of any facts or circumstances which could reasonably lead to any such cancellation, revocation or termination. The Company has not assigned, delegated or otherwise transferred any of its rights or obligations with respect to any such Contracts.

             (c) Except as set forth on Schedule 3.13(c), (i) the Company is in full compliance in all material respects with all terms and requirements of each Contract under which the Company has any obligation or liability or by the Company or any of its properties or assets owned or used by the Company is or was bound; (ii) to the Knowledge of the Sellers, each other Person that has any obligation or liability under any Contract under which the Company has any rights is in full compliance with all applicable terms and requirements of such Contract; and (iii) to the Knowledge of the Sellers, no event has occurred and no circumstance exists that, with or without notice or lapse of time or both, is likely to result in a violation or breach of any such Contract by the Company or by any other Person.

         3.14 Litigation. Except as set forth on Schedule 3.14, there is no civil, criminal or administrative Proceeding pending, or, to the Knowledge of the Sellers, threatened against the Company or either of the Sellers in any court, by any Governmental Authority or before any arbitrator or other tribunal which may affect or hinder the Business or the consummation of the transactions contemplated hereby or which otherwise relates to the Business or any of the assets or properties owned or used by the Company. Neither the Company nor either of the Sellers is subject to any outstanding action or Order of any court or Governmental Authority which may affect or hinder the Business or the consummation of the transactions contemplated hereby or which otherwise relates to the Business or any of the assets or properties owned or used by the Company. The Sellers have made available to the Buyer true, correct and complete copies of all pleadings, correspondence and other documents relating to each Proceeding listed on Schedule 3.14.

         3.15 Intellectual Property.

             (a) The "Intellectual Property" means all intellectual property owned, used or licensed (as licensor or licensee) by the Company, or in any product, service, technology or process currently offered by the Company, or currently under development by the Company, or by any Person for use in the Business, including:

                 (i) all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention ("Copyrights");

                 (ii) all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions (as hereinafter defined) and subject matter related to such patents, in any and all forms ("Patents");

                 (iii) all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), and all goodwill related to the foregoing ("Trademarks");

                 (iv) all domain name registrations ("Domain Names");

                 (v) any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public. Trade Secrets can include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing ("Trade Secrets");

                 (vi) novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable ("Inventions");

                 (vii) scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of the Business ("Know How");

                 (viii) (A) any and all computer programs and/or software programs (including all source code, object code, firmware, programming tools and/or documentation), (B) machine readable databases and compilations, including any and all data and collections of data, and (C) all content contained on Internet site(s) ("Software");

                 (ix) all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world; and

                 (x) the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing.

             (b) Schedule 3.15(b) sets forth a complete list of all Intellectual Property owned by the Company or used in the operation of the Company's Business.

             (c) Schedule 3.15(c)-1, lists all licenses, sublicenses, agreements or instruments involving the Intellectual Property of the Company including (i) licenses by the Company to any Person of any Intellectual Property; and (ii) all licenses by any other Person to the Company of any Intellectual Property (except with respect to generally available "off-the-shelf" software) (each a "License"). Each License identified in
      Schedule 3.15(c)-1, is a valid and binding agreement enforceable in accordance with its terms. With respect to each License, there is no material default (or event that with the giving of notice or passage of time would constitute a material default) by the Company, or, to the Knowledge of the Sellers, the other party thereto. There are no pending or, to the Knowledge of the Sellers, threatened claims with respect to any License. Except as identified on Schedule 3.15(c)-2, no License contains any indemnity by either of the Company in favor of a third party with respect to the Intellectual Property.

             (d) The Company has good and valid title to, or otherwise possesses the rights to use, subject to any time limitations set forth in any licensing or other agreement to use said Intellectual Property, all Intellectual Property necessary to permit the Company to conduct the Business and operations of the Company from and after the Closing Date, in the same manner as it is being conducted as of the date hereof, and, to the Knowledge of the Sellers, as currently contemplated to be conducted by the Company. Neither the consummation of the transactions contemplated by this Agreement nor the Sellers' performance hereunder will result in the diminution, license, transfer, termination or forfeiture of the Company's rights in the Intellectual Property or Licenses. Except for Intellectual Property owned by third parties, no Person other than the Company has any right or interest of any kind or nature in or with respect to the Intellectual Property, or any portion thereof, or any rights to sell, license, lease, transfer or use or otherwise exploit the Intellectual Property or any portion thereof. All officers, employees and contractors of the Company who have created Intellectual Property have no ownership interest or other rights in the Intellectual Property and/or have executed agreements under which all rights, title and ownership in and to such Intellectual Property have been assigned to the Company.

             (e) Except as disclosed in Schedule 3.15(e), the Company has not been alleged to have, nor, to the Knowledge of the Sellers, has the Company infringed upon, misappropriated or misused any intellectual property or other proprietary information of another Person. Except as disclosed in Schedule 3.15(e), there are no pending, or, to the Knowledge of the Sellers, threatened claims or Proceedings contesting or challenging the Intellectual Property, or the Company's use of the Intellectual Property owned by another Person. To Knowledge of the Sellers, no third party including any current or former employee or contractor of the Company, is infringing upon, misappropriating, or otherwise violating the Company's rights to the Intellectual Property.

             (f) The Company has taken commercially reasonable steps to protect the proprietary nature of the Intellectual Property and to maintain in confidence all Trade Secrets and confidential Intellectual Property and information owned or used by the Company. Except as set forth in Schedule 3.15(f), to the Knowledge of the Sellers, no Trade Secret or other confidential Intellectual Property or information of the Company has been disclosed or authorized to be disclosed to any Person, including any employee, agent, contractor, or other entity, other than pursuant to a non-disclosure agreement or other conditional obligation that protects the Company's proprietary interests in and to such Trade Secrets or confidential Intellectual Property or information.

             (g) The Company has implemented procedures described on Schedule 3.15(g) to ensure the physical and electronic protection of its websites and information assets from unauthorized disclosure, use or modification. To the Sellers' Knowledge, other than as set forth in Schedule 3.15(g), there has been no breach of security involving the Company's websites or information assets. To the Sellers' Knowledge all data which has been collected, stored, maintained or otherwise used by the Company has been collected, stored, maintained and used in accordance with all applicable Laws, guidelines and industry standards. Neither the Sellers nor the Company has received a notice of noncompliance with applicable data protection Laws, guidelines or industry standards.

             (h) Schedule 3.15(h)-1 contains a true and complete list of all of the Software included, embedded or incorporated in or developed for inclusion in the Company's products or websites, or used in the delivery of the Company's services (the "Company Software"). The Company owns full and unemcumbered right and has good, valid and marketable title or has valid licenses to such Company Software, and all Company Software owned by the Company is free and clear of all Liens. The Company has not incorporated any third party intellectual property into Company Software not identified in Schedule 3.15(h)-1. Except as identified on Schedule 3.15(h)-2, no open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated in any of the Company Software.

             (i) Except as set forth on Schedule 3.15(i), the Company is not bound by any agreement by which it owes any present or future royalties or other payments to third parties in respect of Intellectual Property in excess of $10,000.

         3.16 Compliance with Laws. Except as set forth on Schedule 3.16-1, the Company has been and is in compliance in all material respects with all Laws applicable to the Company or relating to or affecting the Business or the assets or properties owned or used by the Company. the Company is not subject to any judicial, governmental or administrative Order. Attached hereto as Schedule 3.16-2 are true and correct copies of all reports of inspections of the Company's business and properties which occurred during the past three (3) years through the date hereof under Laws which resulted in the imposition of a fine, penalty, or other restriction. Neither the Company nor either of the Sellers has received notice of any violation (or any investigation, inspection, audit, or other Proceeding by any Governmental Authority involving an allegation of any violation) of any Law or Order by or affecting the Company, and, to the Knowledge of the Sellers, no investigation, inspection, audit, or other Proceeding by any Governmental Authority involving a allegation of any violation of any Law or Order is threatened or contemplated. Neither the Company nor the Business (other than hedging activities engaged in by the Company) is regulated by the Commodities Futures Trading Commission or any other similar Governmental Authority.

         3.17 Permits. Schedule 3.17 sets forth a true, complete and correct description of each Permit affecting, or relating in any way to, the Business or any of the properties or assets owned or used by the Company, together with the names of the Governmental Authorities or other Persons issuing such Permits. Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Permits listed on Schedule 3.17 constitute all of the Permits necessary to permit the Company to conduct and operate the Business lawfully in the manner in which it currently conducts and operates the Business and to permit the Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. Neither the Company nor either of the Sellers has received notice from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential contravention, revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Persons. All such Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have been duly paid.

         3.18 Real Property.

             (a) The Company does not own any interest or legal title in ownership, or has any use rights, as applicable, in real property other than as set forth on Schedule 3.18(a). The Company does not lease or sublease (as lessee or sublessee) any real property other than as set forth on Schedule 3.18(a). Schedule 3.18(a) sets forth the street address of each parcel of real property owned by the Company (the "Owned Property") or leased or subleased (as lessee or sublessee) by the Company (the "Leased Property") or in which the Company has use rights (together with the Owned Property and the Leased Property, the "Real Property"). The Company enjoys a peaceful and undisturbed possession of the Real Property.
      Schedule 3.18(a) lists all of the lease and sublease agreements and all other instruments granting such leasehold interests, rights, options, or other interests, as amended to date (the "Leases") relating to the Leased Property. A true, complete, and correct copy of each of the Leases has previously been made available to the Buyer. Each Lease is valid, binding and in full force and effect; all rent and other sums and charges payable thereunder are current; no notice of default or termination under any of the Leases is outstanding; no termination event or condition or uncured default on the part of the Company, to the Knowledge of the Sellers, on the part of the landlord or sublandlord, as the case may be, thereunder exists under any of the Leases; and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. In the event that any of the Leases is a sublease, the Company, as sublessee or sublessor, as the case may be, has obtained the required consent of the prime landlord to such sublease, and such prime lease is in full force and effect; there are no outstanding uncured notices of default or termination; and no right of the Company in any such sublease conflicts with such prime lease. All usage rights for the Real Property, as applicable, are in full force and effect, and there exists no material breach of such usage rights by the Company which would cause or permit a termination of those rights under the relevant usage rights agreements. The Company has paid all land use rights fees and other required payments in relation to the Real Property, as applicable. There are no subleases, licenses or other agreements granting to any Person other than the Company any right to the possession, use, occupancy or enjoyment of the premises demised by the Leases. All of the premises are used in the conduct of the Business.

         3.19 Employee Benefit Plans; ERISA.

             (a) Schedule 3.19(a) sets forth all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), all medical, disability, life insurance, and other "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), and all other employee benefit plans, programs or arrangements, including, without limitation, any bonus, stock option, stock purchase or other equity-based compensation arrangements, any incentive, deferred compensation, supplemental retirement, severance, disability, vacation, cafeteria and other employee benefit plans, policies, programs, agreements, arrangements or other Contracts (whether written or otherwise), including those which contain change of control provisions or pending change of control provisions, in any case (i) that are maintained or contributed to (or to which there was or will be an obligation to contribute) by the Company or any trade or business under common control with the Company within the meaning of Section 4001(a)(14) of ERISA (each, an "ERISA Affiliate"), or (ii) with respect to which the Company has or could have any liability, whether direct or indirect or actual or contingent (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) (the "Company Employee Plans").

             (b) The Company has made available to the Buyer copies of any communications or election forms sent to participants in any Company Employee Plan or employment agreement regarding compliance with Section 409A of the Code, and has made available to the Buyer a written description of any measures that the Company has taken to address Section 409A compliance.

             (c) Except as set forth in Schedule 3.19(c), no entity (whether or not incorporated) is a member of a controlled group including the Company is under common control of the Company, within the meaning of Section 414(b), (c) or (m) of the Code.

             (d) The Company has made available to the Buyer copies of (i) each written Company Employee Plan (and a written description of any Company Employee Plan which is not written) and all related trust agreements, insurance and other Contracts (including policies), summary plan descriptions, summaries of material modifications and communications distributed to plan participants explaining Company Employee Plan benefits (other than routine statements of accounts), (ii) the three most recent annual reports on Form 5500 series or other applicable annual reports, with accompanying schedules and attachments, filed with the applicable Governmental Authority with respect to each Company Employee Plan required by applicable Laws to make such a filing, (iii) any reports other than a Form 5500 report which have been filed with the United States Department of Labor or other labor related Governmental Authorities within the last five (5) years with respect to any Company Employee Plan required by applicable Laws to make such a report, (iv) the most recent actuarial valuation, if any, for each Company Employee Plan, and (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code or other applicable Law (and, if an application for such determination is pending, a copy of the application for such determination).

             (e) Except as set forth on Schedule 3.19(e), none of the Company Employee Plans (i) promises or provides retiree medical or other retiree welfare benefits to any person except as required by Section 601 et seq. of ERISA (commonly referred to as COBRA coverage); (ii) is or ever was subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA; (iii) is or ever was a "multiemployer plan" as defined in Section 3(37) of ERISA or a "multiple employer plan" as defined in Section 3(40) of ERISA; (iv) is or ever was a defined benefit plan; (v) does now or ever has invested in stock of the Company or provided benefits in the form of or based on the value of stock of the Company; or (vi) has incurred any withdrawal liability that remains unsatisfied. The transactions contemplated hereby will not result in the assessment of any withdrawal liability or the creation of any other contingent liabilities relating to pension, medical or other employee benefits.

             (f) (i) All Company Employee Plans have been established, maintained and operated in accordance with their terms and the requirements of applicable Law, and may by their terms be amended and/or terminated at any time; (ii) the Company has performed in all material respects all obligations required to be performed by it under all Company Employee Plans; (iii) the Company is not in material default under or material violation of, and the Sellers have no Knowledge of any material default or material violation by any other party to, any of the Company Employee Plans; (iv) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code or other applicable Law has received a favorable determination letter from the IRS and to the Knowledge of the Sellers, nothing has occurred which may impair such determination; (v) the premiums for all insurance policies through which benefits are provided under any Company Employee Plan have been paid in accordance with the terms of such policies; and (vi) all contributions required to be made with respect to any Company Employee Plan have been made on or before their due dates (including any extensions thereof) and all such amounts accrued but not yet paid have been properly recorded in the books of the Company and reflected in the financial books of the Company.

             (g) (i) To the Knowledge of the Sellers, no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) is either currently engaged or has at any time been engaged in a transaction with respect to any Company Employee Plan which could subject the Company, directly or indirectly, to a tax, penalty, or other liability for prohibited transactions under ERISA or Section 4975 of the Code, and no such transaction has occurred that could subject the Company to any such liability; and (ii) to the Knowledge of the Sellers, no fiduciary (as defined in Section 3(21) of ERISA) with respect to any Company Employee Plan, or for whose conduct the Company could have any liability (by reason of indemnities or otherwise), has breached any of the responsibilities or obligations imposed upon the fiduciary under Title I of ERISA.

             (h) Other than routine claims for benefits made in the ordinary course of the operation of the Company Employee Plans, there are no pending or, to the Knowledge of the Sellers, threatened claims, investigations or causes of action with respect to any Company Employee Plan, whether made by a participant or beneficiary of such a plan, a Governmental

      Authority or otherwise, against the Company, any director, officer or employee of the Company, any Company Employee Plan or any fiduciary of a Company Employee Plan; and there have been no communications to any employee, former employee or any other person who may be entitled to benefits under any Company Employee Plan that are inconsistent in any material respect with any provision of any Company Employee Plan.

             (i) The Company has no current material liability based upon, arising out of or relating to the classification of any individual as an independent contractor, a temporary employee or a leased employee (within the meaning of Section 414(n) of the Code or comparable non-United States law) rather than as an employee, and no facts exist as a result of which the Company could have any such material liability.

             (j) Except as set forth on Schedule 3.19(j), the consummation of the transactions contemplated hereby, either alone or in combination with another event, with respect to each director, officer, employee and consultant of the Company, will not result in (i) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Company or under any Company Employee Plan, (ii) any increase in the amount of compensation or benefits payable to any such individual, or (iii) any acceleration of the vesting or timing of payment of benefits or compensation payable to any such individual. No Company Employee Plan provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Company.

         3.20 Insurance. Schedule 3.20 sets forth a true, complete and correct list, and a summary description of the coverage provided thereby (including expiration dates) of each insurance policy maintained by the Company on its assets or in relation to the Business. To the Knowledge of the Sellers, such policies insure the Company in amounts and against losses and risks customary and sufficient for businesses similar to the Business. All of such policies are in full force and effect. All premiums due on such insurance policies on or prior to the date hereof have been paid and there is no ground for cancellation or avoidance of any such policies or any increase in the premiums thereof, or for reduction of the coverage provided thereby. There are no Material pending claims with respect to either of the Company or its properties or assets under any such insurance policies, and there are no Material claims as to which the insurers have notified the Company or either of the Sellers that they intend to deny liability. There is no existing default under any such insurance policies.

         3.21 Employees and Labor Matters.

             (a) No employee or director of the Company is bound by any Contract with any other Person that is violated or breached by such employee or director performing the services he or she is performing for the Company or that in any way adversely affects or will affect the performance of his or her duties as an employee or director of the Company. Except as set forth on Schedule 3.21(a), each employee of the Company is employed on an at-will basis, and the Company does not have any written or oral agreement with any of its employees which would interfere with the Company's ability to discharge such employees. Except as expressly contemplated by this Agreement and the Related Documents, neither the Company nor either of the Sellers has promised or represented to the Company's respective shareholders, directors, officers, employees, consultants, independent contractors, agents, representatives or other personnel that any of such Persons will be employed or engaged by or receive any particular benefits from the Company or any of its Affiliates on or after the Closing Date.

             (b) There is no collective bargaining agreement or union Contract binding on the Company. There is no pending, or, to the Knowledge of the Sellers, threatened labor strike, dispute, slowdown, picketing, boycott, organization drive, stoppage or any other interference with the operation or conduct of the Business or against the Company (collectively, "Work Interferences"). There are no filed, pending or, to the Knowledge of the Sellers, threatened injunctions against the Company which would have the effect of constituting a Work Interference. There have been no Work Interferences within the past five (5) years.

             (c) There are no unfair labor practice charges or complaints, minimum wage or overtime or equal pay charges or complaints, occupational safety and health charges or complaints, wrongful discharge charges or complaints, employee grievances, discrimination claims or workers' compensation claims pending or, to the Knowledge of the Sellers, threatened against the Company before any Governmental Authority. Neither the Company nor either of the Sellers has received notice from any Governmental Authority of any alleged violation of applicable Law that remains unresolved respecting employment and employment practices, terms and conditions of employment, or wage and hours.

             (d) Except as set forth on Schedule 3.21(d), neither of the Company nor any other Person has any obligations for severance or other payments the Company's employees arising out of the transactions contemplated by this Agreement or otherwise.

         3.22 Brokers and Finders. Except as set forth on Schedule 3.22, no broker or finder has acted for either the Company or the Sellers in connection with this Agreement, the Related Documents or the transactions contemplated by this Agreement or the Related Documents, and no broker or finder is entitled to any brokerage or finder's fee or other similar payment from either the Company or the Sellers with respect to this Agreement, the Related Documents or such transactions.

         3.23 Relationships with Related Persons. No shareholder, Affiliate, officer, director, employee, agent or representative of the Company, nor any spouse or child of any of them or any Person associated with any of them (each a "Related Person"), has any interest in any assets or properties used in or pertaining to the Business, or is a party to any Contract with, or has any claim or right against, or owes any amounts to, the Company (except for Contracts listed in Schedule 3.13(a)). No shareholders, Affiliates, officers, directors, employees, agents or representatives of the Company nor any Related Person owns or has owned, directly or indirectly, and whether on an individual, joint or other basis, any equity interest or any other financial or profit interest in a Person that (i) has had business dealings with the Company or (ii) has engaged in competition with the Company.

         3.24 Taxes.

             (a) The Company has timely filed or has caused to be filed with the appropriate taxing authorities all Returns required to be filed by it or on its behalf (taking into account any extension of time to file). The information on such Returns is complete and accurate in all material respects. The Company has paid or has caused to be paid on a timely basis all Taxes (whether or not shown on any Return) due and payable by it or on its behalf, except for Taxes which the Company believes in good faith are not due and payable because they are being diligently contested by appropriate Proceedings and for which adequate reserves have been set aside on its books to the extent required by GAAP. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

             (b) No unpaid (or unreserved in accordance with GAAP on the Financial Statements or Interim Financial Statements) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority with respect to the Company for any Pre-Closing Period that have not been finally settled and paid, and, except as set forth on Schedule 3.24(b), there are no pending or, to the Knowledge of the Sellers, threatened audits, investigations or claims or issued and outstanding assessments for or relating to any liability in respect of Taxes of the Company. The Company has not requested any extension of time within which to file any currently unfiled Returns in respect of any Taxes, and no extension or waiver of a statute of limitations relating to any Taxes is in effect with respect to the Company.

             (c) (i) The Company has made provision for all Taxes payable by it or on its behalf with respect to any Pre-Closing Period which have not been paid prior to the date hereof consistent with the historic practice of the Company; (ii) the provisions for Taxes with respect to the Company (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as set forth in the Financial Statements and Interim Financial Statements are adequate to cover all Taxes with respect to the periods covered thereby; (iii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third Person; (iv) there are no advance tax rulings in respect of any Tax pending between the Company and any taxing authority; (v) the Company is not liable for Taxes of any other Person (other than AMF and its subsidiaries) under Treasury Regulation
      Section 1.1502-6 (or any similar provision of state, local or foreign
      Law), or as transferee or successor, or otherwise (other than withholding taxes incurred and paid in the Ordinary Course of Business), or is currently under any contractual obligation to or a party to any tax sharing agreement or any other Contract providing for payments by the Company with respect to Taxes; (vi) the Company is not a party to any joint venture, partnership or other arrangement or Contract which could be treated as a partnership for income tax purposes; (vii) the Company has not entered into any sale-leaseback or any leveraged lease transaction;
      (viii) the Company is not a party to any Contract or plan that could result after the Closing (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code or would give rise to an excise tax under section 4999 of the Code (or any corresponding provision of Law); (ix) Schedule 3.24(c)-1 contains a list of all jurisdictions in which the Company has filed a Return, and no written claim has ever been made by a taxing authority in a jurisdiction where the Company does not currently file Returns that the Company is or may be subject to taxation by that jurisdiction; (x) the Company has not filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than one of which AMF was the parent; (xi) the Company is not obligated under any Contract with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for income tax purposes could be affected by the transactions contemplated hereunder; (xii) the Company is not and has not been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii)
      of the Code; (xiii) the Company is not a "consenting corporation" under section 341(f) of the Code; (xiv) the Company has not has engaged in any transaction for which its participation is required to be disclosed under Treasury Regulation Section 1.6011-4; (xv) the Company nor any predecessor of the Company by merger or consolidation has within the past three (3) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to
      Section 355 of the Code; (xvi) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the Closing Date as a result of any change in accounting method for any Pre-Closing Period under Section 481 of the Code (or any analogous or comparable provision of U.S. state or local or non-U.S. Tax law); (xvii) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the Closing Date as a result of any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) arising from any transaction that occurred prior to the Closing Date; (xviii) the Company will not be required to include any item of income in taxable income for any Tax period after the Closing Date as a result of any installment sale or open transaction disposition made prior to the Closing Date; (xix) the Company will not be required to include any item of income in taxable income for any Tax period after the Closing Date as a result of any prepaid amount received on or prior to the Closing Date; (xx) all material elections with respect to Taxes affecting the Company as of the date hereof are set forth in Schedule 3.24(c)-2; and (xxi) the Company has not has made an election or is required to treat any of its assets as owned by another Person for income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code (or any corresponding provision of Law).

         3.25 Environmental and Safety Matters. Except as set forth on Schedule 3.25:

             (a) The Company is in compliance in all material respects with all Environmental Laws and Environmental Permits in connection with the ownership, use, maintenance or operation of the Business and, to the Knowledge of the Sellers, there are no circumstances related to the current or former operations of the Company that could give rise to liability under any Environmental Laws.

             (b) There are no pending or to the Knowledge of the Sellers threatened actions by any Person claiming that the Company's current or former properties or assets are not, or that the Company's operations have not been conducted, in compliance in all material respects with all Environmental Laws.

         3.26 Warranties; Product Liability; Etc.

             (a) The Sellers have provided to the Buyer complete and correct copies of all standard terms and conditions of sale (including applicable guaranty, warranty and indemnity provisions) made by the Company covering or relating to each of the products supplied or sold by, and services provided by, the Company. Except as set forth on Schedule 3.26(a) or otherwise required by Law, no product supplied or sold by, or service provided by, the Company is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.

             (b) To the Knowledge of the Sellers, there are no losses, claims, damages, expenses or liabilities (whether absolute, accrued, contingent or otherwise) of the Company asserted and arising out of or based upon incidents occurring on or prior to the Closing Date with respect to: (i) any product liability or any similar claim that relates to any of the products supplied or sold by the Company to others; (ii) the delivery of faulty services by the Company; or (iii) any claim for the breach of any express or limited product warranty, or any similar claim that relates to any product supplied or sold, or any service delivered, by the Company, and the Sellers have no Knowledge of any product or service defects which could give rise to any such losses, claims, damages, expenses or liabilities.

             (c) To the Knowledge of the Sellers, there exists no basis for the withdrawal or suspension of any approval or consent of any Governmental Authority, if any, with respect to any product supplied or sold by the Company. Schedule 3.26(c) sets forth a list and brief description of all correspondence received or sent by or on behalf of the Company during the past five (5) years from or to any Governmental Authority with respect to a contemplated or actual recall, withdrawal, or suspension from the market of any product supplied or sold by the Company. Copies of all such correspondence have previously been made available to the Buyer.

         3.27 Receivables and Payables. All accounts and notes receivable of the Company reflected on the Financial Statements or Interim Financial Statements or on the accounts receivable ledger of the Company as of the date hereof have arisen in the Ordinary Course of Business, represent valid obligations to the Company arising from bona fide transactions in the Ordinary Course of Business, are fully collectible subject to potential write-offs not in excess of reserves therefor set forth on the 2004 Balance Sheet and, except as set forth on
Schedule 3.27, are not subject to claims or setoff or other defenses or counterclaims. The Sellers have disclosed to the Buyer all material relevant information regarding the outstanding accounts and notes receivable of the Company, including, without limitation, the relationship between the Company and the relevant debtors, the identity and contact information of such debtors, the amount of the debt outstanding, the date such amounts are due and payable, and the time period for which the debts have remained unpaid. All accounts and notes payable by the Company reflected on the Financial Statements or Interim Financial Statements or on the accounts payable ledger of the Company as of the date hereof arose in bona fide transactions in the Ordinary Course of Business. All items which are required by GAAP to be reflected as receivables and payables on the Financial Statements and Interim Financial Statements and on the books and records of the Company are so reflected and have been recorded in accordance with GAAP in a manner consistent with past practice.

         3.28 Absence of Certain Business Practices. The Company and its Affiliates or any other Person acting with authority on behalf of any of them, or for which any of them would have liability, acting alone or together, has not with respect to the Business: (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, Governmental Authority, governmental employee or other Person with whom the Company has done business directly or indirectly in violation of any Law; or (ii) directly or indirectly in violation of any Law given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, Governmental Authority, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist the Company in connection with any actual or proposed transaction) which (A) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or Proceeding, (B) if not given in the past, may have resulted in a damage or penalty to the Company, or (C) if not continued in the future, may result in a damage or penalty to the Company or subject the Company to suit or penalty in any private or governmental litigation or Proceeding. The Company has conducted the Business in a manner that complies with the United States Foreign Corrupt Practices Act and any other applicable Law relating to corruption or prohibited business practices.

         3.29 Books and Records. The books of account, stock books, minute books and other records of the Company with respect to the Company and the Business, including with respect to its operations, employees and properties, are true, complete and correct, have been maintained in the usual, regular and ordinary manner, all entries with respect thereto have been accurately made, and all transactions have been accurately accounted for therein.

         3.30 Bank Accounts and Powers of Attorney. Schedule 3.30-1 sets forth the name of each bank in which the Company has an account, lock box or safe deposit box, the number and type of each such account, lock box and safe deposit box, and the names of all Persons authorized to draw thereon or who have access thereto. Except as set forth on Schedule 3.30-2, no Person holds any power of attorney the Company.

         3.31 Restrictions on Business Activities. Except as set forth on
Schedule 3.31, there is no Order binding upon the Company or either Seller or, to the Knowledge of the Sellers, threatened that has or could reasonably be expected to have the effect of restricting, prohibiting or impairing the conduct or any business practice of the Company or the Business as presently conducted or as proposed to be conducted, including any supply or sale of any product or provision of any service by the Company, any acquisition of property by the Company, or the hiring of employees by the Company.

         3.32 Knowledge and Sophistication of the Sellers. The Sellers understand and agree with the terms and conditions under which the Shares are being sold to the Buyer and under which the Purchase Price will be paid to the Sellers including the valuation of the Shares and determination of the Purchase Price, the Sellers' indemnification obligations and the Buyer's rights set forth in this Agreement and the Related Documents. The Sellers have had the opportunity to consult with counsel and tax, accounting and other advisors regarding this Agreement and the Related Documents to which the Sellers are a party and the transactions contemplated hereby and thereby and have undertaken such consultations as the Sellers deem necessary or appropriate in connection therewith.

         3.33 Disclosure. To the Sellers' Knowledge, no representation or warranty by the Sellers contained in this Agreement or any other Related Document to which either Seller is a party, nor any statement or certificate furnished by the Sellers or the Company to the Buyer or their representatives in connection herewith or therewith or pursuant hereto or thereto, contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained herein or therein not misleading. The Sellers have disclosed to the Buyer in writing all material facts Known to the Sellers which would have or reasonably could result in a Material Adverse Change.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

             The Buyer represents and warrants to the Sellers that:

         4.1 Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite power and authority to conduct its business as presently conducted and to own and lease its property and assets.

         4.2 Authorization. The Buyer has full legal power and authority to enter into and carry out its obligations under this Agreement and the other relevant Related Documents and is not under any prohibition or restriction, contractual, statutory or otherwise, against doing so. Each of the Agreement and each Related Document to which the Buyer is a party (i) has been duly executed and delivered by the Buyer and (ii) constitutes a legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other Laws affecting the rights of creditors generally and by general principles of equity.

         4.3 Consents and Approvals. Except as set forth on Schedule 4.3 (collectively, the "Buyer Required Consents"), no consent, approval or authorization of, or declaration or notice to, or filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement and the Related Documents by the Buyer.

         4.4 No Violations or Conflicts. Neither the execution and delivery of this Agreement or the Related Documents by the Buyer nor the consummation by the Buyer of the transactions contemplated by this Agreement or the Related Documents does or will, directly or indirectly (with or without notice or lapse of time or both), (i) violate any provision of the Buyer's organizational documents, (ii) result in a violation or breach of, or constitute a default or an event of default under, any Material Contract, Material Permit, instrument or other Material obligation to which the Buyer is a party or by which any of its properties or assets is bound, or (iii) violate any Law or Order to which the Buyer is subject.

         4.5 Brokers and Finders. Except as set forth on Schedule 4.5, no broker or finder has acted for such Buyer in connection with this Agreement, the Related Documents or the transactions contemplated by this Agreement or the Related Documents, and no broker or finder is entitled to any brokerage or finder's fee or other similar payment from such Buyer with respect to this Agreement, the Related Documents or such transactions.

         4.6 Investment Intent. The Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the United States Securities Act of 1933, as amended (the "Securities Act"). The Buyer acknowledges that the Shares are not registered under the Securities Act or any securities Laws, and are being offered and sold in reliance on exemptions for transactions not involving any public offering.

         4.7 Knowledge and Sophistication of Buyer. The Buyer understands and agrees with the terms and conditions under which Shares are being purchased by the Buyer. The Buyer has had the opportunity to consult with counsel and tax, accounting and other advisors regarding this Agreement and the Related Documents to which the Buyer is a party and the transactions contemplated hereby and thereby and has undertaken such consultations as the Buyer deems necessary or appropriate in connection therewith.

                                    ARTICLE V

                              PRE-CLOSING COVENANTS

         5.1 Access to Information. From the date hereof until the Closing, the Buyer and its counsel, accountants, and other representatives shall have full reasonable access during normal business hours to all properties and facilities of the Company and to the books, accounts, records, Contracts, and documents of or relating to the Company and the Business. During such period, the Sellers shall promptly furnish or cause to be furnished to the Buyer and its representatives all data and information concerning the business, finances, properties, facilities, assets and personnel of the Company and the Business that may reasonably be requested by the Buyer or its representatives, and the Sellers shall make available to the Buyer and its representatives the appropriate individuals (including officers, employees, accountants, counsel and other professionals) for discussion of the business, finances, properties, facilities, assets and personnel of the Company and the Business. Notwithstanding the foregoing, the Buyer and the Sellers agree that (i) without the consent of the Sellers, the Buyer shall not seek any information during interviews with key employees of the Company that will reveal trade secrets or the identification of any customers of the Subsidiary unless a representative of the Sellers is present at such interview as contemplated by clause (ii) below; and (ii) at the reasonable request of the Sellers, interviews with key employees of the Company shall be conducted in the presence of a representative of the Sellers designated by the Sellers.

         5.2 Conduct of Business.

             (a) From the date hereof until the Closing Date, the Sellers shall cause the Company to in all material respects conduct the Business only in the Ordinary Course Business and, without limiting the foregoing, to use its commercially reasonable efforts to (i) maintain its corporate existence in good standing, (ii) maintain the general character of the Business, (iii) preserve the present business relationships of the Company with its customers, suppliers, employees, independent contractors and other Persons with which it has business relations, (iv) maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage) in respect of or relating to the Business, and (v) perform all Contracts or other obligations to which it is a party or to which its properties or assets are bound.

             (b) Without limiting the provisions of Section 5.2(a), from the date hereof until the Closing Date, the Sellers shall not, and shall cause the Company not to, directly or indirectly, without the prior written consent of the Buyer, take, or propose to take, any affirmative action, or fail to take any reasonable action within their control, the likely result of which would be any of the changes or events listed in Section 3.10 hereof.

         5.3 Required Consents and Approvals. As promptly as practicable after the date of this Agreement, the Sellers shall, and shall cause the Company to, make all filings required to consummate the transactions contemplated hereby, and will cooperate with the Buyer with respect to all filings that the Buyer elects to make or that are required to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, the Sellers shall, and shall cause the Company to, and the Buyer shall, use commercially reasonable efforts to obtain the Required Consents identified in Schedule 3.5 and the Buyer Required Consents identified in Schedule 4.3, as applicable, and any other authorization, consent, approval or waiver of any other Person whose authorization, consent, approval or waiver shall be required for the consummation of the transactions contemplated by this Agreement and the Related Documents or for the conduct of the Business by the Buyers immediately after giving effect to the Closing. Each of the Sellers, on the one hand, and the Buyer, on the other hand, shall cooperate, to the extent reasonably requested by the other, in connection with the foregoing.

         5.4 Notification of Certain Matters. Between the date of this Agreement and the Closing Date, the Sellers shall promptly notify the Buyer in writing if the Sellers become aware of any breach at any time of any of the Sellers' representations, warranties or covenants contained herein. Should any such breach require any change to the Schedules being delivered concurrently with the execution of this Agreement, the Sellers shall promptly deliver to the Buyer a supplement to the Schedules specifying such change; provided, however, that such delivery shall not affect any rights of the Buyer set forth herein. Without limiting the foregoing, between the date hereof and the Closing Date, the Sellers shall promptly notify the Buyer of any known change that could have a material adverse effect on the business, operations, results, properties, assets, liabilities, prospects or condition (financial or otherwise) of the Business, or of the institution of or, if Known by the Sellers, the threat of institution of Proceedings against the Company or the Sellers related to the Business, or the occurrence or existence of unasserted Proceedings Known to the Sellers that are probable of assertion.

         5.5 No Transfers by Sellers or Company. From and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers shall not, and shall cause the Company not to, assign, transfer, mortgage, pledge or otherwise dispose of or grant or suffer to exist any Lien on any or all of the capital stock of the Company (or any interest therein).

         5.6 No Negotiation. Until such time, if any, that this Agreement is terminated in accordance with its terms, the Sellers shall not, and shall cause the Company and its respective representatives not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than the Buyer) relating to any business combination transaction of the Company, including the sale of any of the shares of capital stock of the Company, any merger or consolidation, or the sale of the Business or of the assets or capital stock of the Company. In the event that the Sellers, the Company, or a representative of any of them receives any such unsolicited inquiry or proposal, or obtains information that such is likely to be made, the Sellers shall provide the Buyer with immediate notice thereof.

         5.7 Confidentiality (through Closing Date). Except as otherwise required in the performance of obligations under this Agreement or as otherwise required by Law, any non-public information received by a party or its advisors from another party shall be kept confidential and shall not be used or disclosed for any purpose other than in furtherance of the transactions contemplated by this Agreement. Upon any termination of this Agreement, the parties shall promptly return any non-public information in their possession. The covenants contained in this Section 5.7 shall survive any termination of this Agreement until the earlier of (i) three (3) years] from the date hereof or (ii) the date when such information becomes generally available to the public other than as a result of an unauthorized disclosure by any Person, but shall terminate at the Closing, if it occurs, with respect to the Buyer's obligation to keep confidential and to not use or disclose any non-public information concerning the Company or the Business.

         5.8 Transfer of Excluded Assets. Prior to the Closing Date, the Sellers shall cause the transfer of certain assets of the Company as set forth on
Schedule 5.8 to Markoff or an Affiliate of Markoff (other than the Company).

         5.9 Closing Conditions. From the date hereof until the Closing Date, the Sellers, on the one hand, and the Buyer, on the other hand, shall use commercially reasonable efforts to cause the closing conditions in Section 7.1 and 7.2, respectively, to be satisfied.

                                   ARTICLE VI

                             POST-CLOSING COVENANTS

         6.1 Proprietary Information, Confidential Records, Intellectual Property Rights.

             (a) Proprietary Information. Markoff acknowledges that in connection with his employment with and/or control of the Company, of necessity he has regularly developed and had access to, and use of, proprietary information and confidential records (as each such term is defined below). Markoff covenants that he shall not, and shall cause his Affiliates not to, at any time after the Closing Date, directly or indirectly, use for his or its own purpose or for the benefit of any Person other than the Buyer at the Buyer's request, or disclose, any proprietary information to any Person, unless such use or disclosure has been authorized in writing by the Buyer. For purposes of this Agreement, the term "proprietary information" shall include all Intellectual Property as well as all information that has or could have commercial value or other utility in the business in which the Company is currently engaged or is contemplating engaging, and all information the unauthorized disclosure of which could be detrimental to the interests of the Company, whether or not specifically labeled as confidential or proprietary by the Company. By way of example, "proprietary information" includes, without limitation, the following: (i) the name and address of any customer, vendor or Affiliate of the Company and any information concerning the transactions or relations of any customer, vendor or Affiliate of the Company with the Company or any of its shareholders, directors, officers, employees, agents, consultants, representatives and/or personnel; (ii) any information concerning any product, technology or procedure employed by the Company but not generally known to its customers, vendors or competitors, or under development by or being tested by the Company but not at the time offered generally to its customers or vendors; (iii) any information relating to computer software or systems used by the Company other than off-the-shelf software and systems furnished by third party vendors; (iv) any business plans, budgets, advertising or marketing plans, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, or borrowing arrangements;
      (v) any information belonging to customers, vendors or

      Affiliates of the Company or any other Person which the Company has agreed to hold in confidence; (vi) any Intellectual Property covered by Section 6.1(c); (vii) any other information which is generally regarded as confidential or proprietary (including, without limitation, records of sales and profits); (viii) salary, staffing and employment information;
      (ix) information contained in any of the Company's written or oral policies and procedures or manuals; and (x) all materials relating to any of the foregoing, whether in a handwritten, printed, graphic, video, audio, electronic or other medium. Information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term "proprietary information" shall not include information generally available to and known by the public (other than by reason of a breach of Markoff or other Persons who were under confidentiality obligations as to such information).

             (b) Confidentiality and Surrender of Records. The Sellers shall not at any time directly or indirectly publish, make known or in any fashion disclose any material confidential records to, or permit any inspection or copying of confidential records by, any Person, except for the Sellers' independent attorneys on a need to know basis, provided that such attorneys agree to be bound by the provisions of this Section 6.1. For purposes hereof, "confidential records" means the following items that relate to or are connected with the Business: all correspondence, memoranda, files, manuals, books, lists, financial records, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in the possession of or accessible to the Sellers or the Company or under any of their control which contain any proprietary information. All confidential records shall be and remain the sole property of the Buyer or the applicable Company from and after the Closing Date.

             (c) Markoff Intellectual Property. All Intellectual Property related to or used (currently or in the past) by the Business owned, conceived or made by Markoff on or prior to the Closing Date, either alone or jointly with others, including any Licensed Rights, shall be, as of the Closing Date, assigned to and shall belong to the Company. Markoff hereby agrees to promptly perform all actions reasonably requested by the Buyer to establish and confirm the ownership of such Intellectual Property by the Company. Any Intellectual Property not related to or used (currently or in the past) by the Business owned, conceived or made by Markoff shall remain the property of Markoff.

             (d) Certain Permitted Disclosures and Uses. Sections 6.1(b) and (c) shall not prevent any disclosure required by Law or Order of a court or Governmental Authority provided that the relevant Seller shall, prior to any such disclosure, give the Buyer and the Company prompt notice of any such requirement, shall cooperate with the Buyer and the Company in obtaining a protective order or other means of protecting the confidentiality of the Company's proprietary information and confidential records, and shall disclose only that information that is legally required to be disclosed.

         6.2 Non-Competition/Non-Solicitation.

             (a) From the date of this Agreement until the sooner of (1) the fourth (4th) anniversary of the date of this Agreement, and (2) the date that none of the Buyer, the Company and their Affiliates is any longer engaged in the business of the purchase and sale of precious metals on a wholesale basis (the "Noncompete Term"), Markoff may not, and shall cause his

      Affiliates not to, in the Territory, directly or indirectly own, manage, operate, join, control, participate in, invest in or otherwise provide assistance, in any manner, including, without limitation, as an officer, director, employee, independent contractor, partner, manager, member, principal, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business, except that ownership of five percent (5%) or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on the Nasdaq National Market will not constitute a breach of this Section 6.2(a), so long as Markoff does not in fact have the power to control, or direct the management of, or is not otherwise an active, direct or indirect participant in the business of such entity, including, without limitation, as an officer, director, employee, independent contractor, partner, manager, member, principal, consultant, advisor, agent, proprietor or trustee, and provides no services nor gives any business advice to such entity. For purposes hereof, "Competing Business" shall mean any Person engaged directly or indirectly, in the Territory, in any business engaged in by the Company as of the date hereof, which is the purchase and sale of precious metals on a wholesale basis and related services, and "Territory" shall mean the United States of America, Austria, Belgium, Denmark, France, Germany, Italy, Luxembourg, Norway, Switzerland, the Netherlands and the United Kingdom. For purposes of Section 6.2 only, "Affiliate" shall mean, with respect to any Person, (1) any other Person at the time directly or indirectly controlling, controlled by or under common control with that Person, (2) any other Person of which that Person at the time owns or has the right to acquire, directly or indirectly, ten percent (10%) or more on a consolidated basis of any class of the capital stock or other ownership interest, or (3) any other Person which at the time owns or has the right to acquire, directly or indirectly, ten percent (10%) or more of any class of the capital stock or other ownership interest of that Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

             (b) During the Noncompete Term, Markoff shall not, directly or indirectly, and shall cause his Affiliates not to directly or indirectly
      (i) solicit or encourage any employee or agent of the Company or the Buyer to terminate his or her employment with the Company or the Buyer, or to seek or accept employment or any other affiliation with any other Person, or (ii) divert, employ or hire away or attempt to divert, employ or hire away any employee or agent of the Company or the Buyer, nor assist a Competing Business or any other Person in doing any of the foregoing, provided, however, that this restriction shall not apply to general employment solicitations made through newspapers or periodicals of general circulation, or to the hiring of any former employee of the Company who, after such employee's termination of employment with the Company (without breaching any employment agreement, if any), independently seeks employment with Markoff or any of his Affiliates without being solicited by Markoff or any of his Affiliates.

             (c) During the Noncompete Term, Markoff shall not, directly or indirectly, and shall cause his Affiliates not to directly or indirectly,
      (i) solicit, divert or appropriate to or for a Competing Business any Person that is a customer or supplier of the Company as of the date hereof or was a customer or supplier of the Company at any time during the twelve
      (12) month period prior to the date hereof (each a "Company Customer or Supplier"), (ii) attempt to influence, persuade or induce any Company Customer or Supplier to cease doing business with, or to reduce the amount of business customarily done with, or not to commence a business relationship with, the Company, or (iii) otherwise interfere in any manner in the relationship of the Company with any Company Customer or Supplier, in each case whether or not the relationship between the Company and such Company Customer or Supplier was originally established in whole or in party through the efforts of Markoff.

             (d) Notwithstanding any other provision in this Section 6.2, this Section shall not limit Markoff's right to have an ownership or other interest (whether as principal, shareholder, member, partner, director, officer, agent, employee, consultant or otherwise) in or provide assistance to the legal entities and businesses involving precious metals in which Markoff has a direct or indirect interest as of the date hereof (a list of which is attached hereto as Schedule 6.2(d)), which Markoff represents and warrants, except as described on Schedule 6.29d), do not presently conduct and will not conduct in the future a Competing Business; provided, however, that in the event that any of the entities or businesses set forth on Schedule 6.2(d) hereto shall at any time during the Noncompete Term change the scope or magnitude of any of their existing business that constitutes a Competing Business, or in fact begin to conduct a Competing Business, Markoff's interest in such entity or business (whether direct or indirect) shall be deemed a breach by Markoff of the terms of Section 6.2(a) above. The parties further acknowledge and agree that: (A) (1) Markoff is a director, creditor and shareholder of Goldline Holdings, Inc., (2) Goldline Holdings, Inc. is the parent company of Goldline International, Inc., (3) Markoff is a director of Goldline International, Inc., and (4) Markoff is a minority shareholder and does not control Goldline Holdings, Inc. or Goldline International, Inc. in Goldline Holdings, Inc, and (B) Markoff holds a minority interest in and does not control Aurumet Trading, LLC. Provided Markoff is not in breach of his obligations under Section 6.1 above and recuses himself from any discussion or vote concerning Goldline Holdings, Inc.'s or Goldline International Inc.'s, or Aurumet Trading, LLC's, entry into or conduct of a Competing Business, as applicable, this Section 6.2 shall not limit, restrict, prohibit or otherwise limit Markoff's involvement as a shareholder, member, creditor or director of Goldline Holdings, Inc. or Goldline International, Inc., or of Aurumet Trading, LLC, as applicable, and so long as Markoff does not have a controlling interest in those entities, any action taken by Goldline Holdings, Inc. or Goldline International, Inc., or by Aurumet Trading, LLC, as applicable, shall not constitute a violation of this Section 6.2.

         6.3 Buyer Non-Compete. Neither the Buyer nor any Affiliate of the Buyer shall, at any time following the Closing, enter into any new business under the name "A-Mark Precious Metals, Inc." which competes directly or indirectly with the business of Goldline International, Inc. as conducted on the date hereof.

         6.4 Use of Business Name.

             (a) Neither the Buyer nor any Affiliate of the Buyer shall, at any time following the Closing, operate any business using the term "A-Mark"
      (i) the corporate name of which does not begin with the words "A-Mark Precious Metals," and (ii) which is not in the business of the purchase and sale of precious metals or the provision of collateralized loan products and trading services related to precious metals. Furthermore, neither the Buyer nor any Affiliate of the Buyer shall, at any time following the Closing, use more than one derivative of the name "A-Mark Precious Metals, Inc."

             (b) In the event that the Buyer and its Affiliates cease to use the business name "A-Mark Precious Metals, Inc." or any derivative of such name in any of their operations, the Buyer shall promptly offer to transfer such name and any derivative thereof, including any related trademarks, to the Sellers for a purchase price of Two Hundred Thousand Dollars ($200,000.00) cash, on terms and conditions otherwise satisfactory to the Buyer and the Sellers.

             (c) Neither the Sellers nor any Affiliate of the Sellers shall, at any time following the Closing, conduct any business using the name "A-Mark" (whether alone or in combination with other words) which (i) competes directly or indirectly with the Business of the Company as conducted on the date hereof; or (ii) in any way would or would reasonably be expected to tarnish, disparage or adversely impact the goodwill associated with the names "A-Mark," "A-Mark Precious Metals" or any related trademarks.

         6.5 Space Sublease. Following the Closing, the Sellers shall cause AMF to sublease to the Company that portion of the floor space at 100 Wilshire Boulevard, Santa Monica, California 90401 being occupied and used by the Company immediately prior to the Closing Date. In connection therewith, the Sellers shall, and shall cause AMF to, use all commercially reasonable efforts to aid the Buyer in obtaining the consent of the landlord of such premises to such sublease. In the event that the consent of the landlord to such sublease cannot be obtained, the Sellers shall, and shall cause AMF to, use their commercially reasonable efforts to secure to the Buyer the benefits of such sublease in some other manner reasonably acceptable to the Buyer. So long as the Sellers shall, and shall cause AMF to, use all commercially reasonable efforts to do the foregoing, the failure of the landlord to consent to the Company's sublease shall not be deemed a breach by the Sellers of this Section 6.5. Any of AMF, the Sellers or Goldline International, Inc. shall have the right to terminate the use of that floor space upon 180 days' prior written notice to the Buyer and the Company, and the payment of Fifty Thousand Dollars ($50,000.00) cash to the Company or as otherwise directed by the Company.

         6.6 Net Worth Notification. The Buyer shall notify the Sellers in writing if the tangible net worth of the Company shall fall below $10,000,000 within three (3) Business Days of becoming aware of the same; provided, however, that the Buyer shall not be required to provide such notification if at such time the Buyer shall have no outstanding obligations to, and no potential future obligations to, the Sellers pursuant to this Agreement or any of the Related Documents.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

         7.1 Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

             (a) Representations and Warranties. The representations and warranties of the Sellers set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct in all respects as of the date of this Agreement (except to the extent a representation or warranty is expressly limited by its terms to another date) and shall be deemed
      repeated as of the Closing Date and shall then be true and correct in all respects (except to the extent a representation or warranty is expressly limited by its terms to another date), without giving effect to any supplement to the Schedules delivered after the date hereof.

             (b) Agreements and Covenants. The Sellers and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

             (c) No Material Adverse Change. There shall not have been any Material Adverse Change.

             (d) Compliance with Law. There shall be no Order by any Governmental Authority or threat thereof, or any Law enacted, entered, enforced or deemed applicable which would prohibit or render illegal the transactions contemplated by this Agreement or the Related Documents.

             (e) Consents and Approvals. The Sellers shall have obtained the Required Consents.

             (f) No Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and remain in effect, nor shall any Proceeding seeking any of the foregoing be pending.

             (g) Secretary's Certificates. The Buyer shall have received a certificate signed by the Secretary of the Company, certifying that full and complete copies of the organizational documents of the Company are attached thereto.

             (h) FIRPTA Certificate. The Buyer shall have received from A-Mark Holding a certification, meeting the requirements of Section 1445 of the Code, dated as of the Closing Date, that A-Mark Holding is not a foreign person as defined in the Code and Treasury Regulations.

             (i) Legal Opinion. The Buyer shall have received the opinion of Hawley Troxell Ennis & Hawley, counsel for the Sellers and the Company, to be dated the Closing Date and addressed to the Buyer.

             (j) Related Documents. Each of the Related Documents shall have been duly executed by and delivered to all parties thereto.

             (k) Additional Documents. The Sellers shall have delivered to the Buyer each additional document as the Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of the Sellers' representations and warranties, (ii) evidencing the performance by the Sellers and the Company of, or the compliance by the Sellers and the Company with, any covenant or agreement required to be performed or complied with by the Sellers or the Company, (iii) evidencing the satisfaction of any condition referred to in this Section 7.1, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement and the Related Documents.

             (l) No Claim. There must not have been made or threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of any shares of capital stock of, or any other voting, equity or ownership interest in, the Company, or (ii) is entitled to all or any portion of the Purchase Price.

             (m) Resignation of Directors. All of the directors of the Company shall have resigned from their positions effective upon Closing, and shall have waived all possible claims against the Company and their shareholders arising from their service as directors. The Sellers shall have delivered to the Buyer resignation letters duly executed by each such director, each in form and substance satisfactory to the Buyer.

             (n) Due Diligence. The Buyer shall have completed its due diligence investigation of the Company to the satisfaction of the Buyer and its counsel.

             (o) Company's Credit Lines. The existing credit lines of the Company shall have been continued with such amendments as shall have been consented to by the lenders party thereto.

         7.2 Conditions to the Obligations of Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

             (a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct in all respects as of the date of this Agreement (except to the extent a representation or warranty is expressly limited by its terms to another date) and shall be deemed repeated as of the Closing Date and shall then be true and correct in all aspects (except to the extent a representation or warranty is expressly limited by its terms to another date).

             (b) Agreements and Covenants. The Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

             (c) Compliance with Law. There shall be no Order by any Governmental Authority or threat thereof, or any Law enacted, entered, enforced or deemed applicable which would prohibit or render illegal the transactions contemplated by this Agreement or the Related Documents.

             (d) Consents and Approvals. The Buyer shall have obtained the Buyer Required Consents.

             (e) No Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and remain in effect, nor shall any Proceeding seeking any of the foregoing be pending.

             (f) Related Documents. Each of the Related Documents shall have been duly executed by and delivered to all parties thereto.

             (g) Additional Documents. The Buyer shall have delivered to the Sellers each additional document as the Sellers may reasonably request for the purpose of (i) enabling its or his counsel to provide the opinion referred to in Section 7.1(j), (ii) evidencing the accuracy of any of the Buyer's representations and warranties, (ii) evidencing the performance by the Buyer of, or the compliance by the Buyer with, any covenant or agreement required to be performed or complied with by the Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 7.2, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement and the Related Documents.

                                  ARTICLE VIII

                                     CLOSING

         8.1 Closing. The consummation of the transactions contemplated pursuant to this Agreement (the "Closing") shall be held at the offices of AMF at 10:00 a.m. local time on the date hereof, or on such other date or at such other time or place as may be agreed to in writing by the Sellers and the Buyer. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

         8.2 Deliveries at Closing.

             (a) At the Closing, the Sellers will deliver or caused to be delivered to the Buyer:

                 (i) certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers in blank, together with evidence that all stamp, duty and other Taxes associated with the transactions contemplated hereby have been paid by the Sellers; and

                 (ii) all certificates, deliveries and other documents required by Section 7.1 and not previously delivered.

             (b) At the Closing, the Buyer will deliver or cause to be delivered:

                 (i) the Closing Payment to the Payment Account; and

                 (ii) all certificates, deliveries and other documents required by Section 7.2 and not previously delivered to the Sellers.

             (c) Within fourteen (14) days of the Closing Date, the Buyer will deliver or cause to be delivered the Escrowed Amount to the Escrow Account.

                                   ARTICLE IX

                                   TERMINATION

         9.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing:

             (a) by mutual written consent of the Buyer, on the one hand, and the Sellers, on the other hand;

             (b) by the Buyer, on the one hand, or the Sellers, on the other hand, if the Closing shall not have occurred by August 31, 2005; provided, however, that the right to terminate this Agreement under this Section shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by such date;

             (c) by the Buyer, on the one hand, or the Sellers, on the other hand, if any Governmental Authority shall have issued an Order or taken any other action restraining, enjoining or otherwise preventing the consummation of, or imposing conditions upon, the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable;

             (d) by the Buyer, on the one hand, or the Sellers, on the other hand (provided that the terminating party is not then in breach in any material respect of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach in any material respect of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Buyer, if the Sellers are the terminating party, or on the part of the Sellers, if the Buyer is the terminating party, such that the conditions in Article VII would not be satisfied, which breach is not cured within thirty (30) days following the delivery of a written notice of termination under this clause by the other party, or which breach, by its nature or timing, cannot be cured prior to the Closing;

             (e) by the Buyer, on the one hand, or the Sellers, on the other hand, if a Bankruptcy Event shall occur with respect to the Company, if the Buyer is the terminating party, or with respect to the Buyer, if the Sellers are the terminating party. The Buyer may also terminate this Agreement if a Bankruptcy Event or a Proceeding shall occur with respect to A-Mark Holding which results in the inability of such Seller to freely transfer to the Buyers all of the Shares. A "Bankruptcy Event" shall occur if a party makes a general assignment for the benefit of creditors, or any Proceeding shall be instituted against such party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization and any such Proceeding is not dismissed within ninety (90) days, provided that the Buyer or the Sellers, as applicable, shall not be required to consummate the transactions contemplated by this Agreement until such Proceeding has been dismissed.

         9.2 Effects of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of any party hereto except that (i) the provisions of Section 5.7 ("Confidentiality (through Closing Date)") shall survive as set forth therein,
(ii) the provisions of Article XII ("General Provisions") shall survive indefinitely and (iii) nothing herein shall relieve any party from liability for any breach of this Agreement.

         9.3 Waiver. At any time prior to the Closing, any of the parties hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto or (ii) waive any condition set forth herein, but any such extension or waiver shall be limited only to the specific matters and with the effect set forth therein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                    ARTICLE X

                            SURVIVAL; INDEMNIFICATION

         10.1 Survival.

             (a) All representations, warranties, covenants, and obligations in this Agreement, the Schedules and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated hereby, subject to the limitations set forth in Section 10.1(b) below. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representation, warranty, covenant, or obligation.

             (b) The parties' representations and warranties in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Closing and shall continue in full force and effect (i) in the case of the representations and warranties of the Sellers and the Buyer contained in Sections 3.19, 3.22, 3.24 and 4.5 until thirty (30) days following the expiration of the applicable statutory period of limitations with respect to the matter to which such claim relates, (ii) in the case of the representations and warranties of the Sellers and the Buyer contained in Sections 3.1, 3.2, 3.3, 4.1 and 4.2, until ten (10) years following the Closing Date, and (iii) in the case of all other representations and warranties of the parties, until eighteen (18) months following the Closing Date. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under Section 10.2 or 10.3 or Article XI shall survive the time at which it would otherwise terminate pursuant to this Section 10.1(b) if notice of the breach thereof shall have been given to the party against whom such indemnity may be sought prior to the expiration of the applicable survival period. The parties' covenants and agreements under this Agreement shall survive the Closing for a period of eighteen (18) months unless a shorter or longer period of performance is specified with respect to such covenant or agreement.

         10.2 Indemnification by the Sellers. The Sellers shall indemnify the Buyer and its Affiliates (including the Company after the Closing) and their respective stockholders, directors, officers, partners, members, managers, employees, consultants, agents, representatives and personnel, in their capacities as such, and the successors, heirs, personal representatives and Affiliates of any of them (collectively, the "Buyer Indemnified Parties") against and hold them harmless from any and all damages, claims, losses, liabilities, costs and expenses (including reasonable expenses of investigation and attorneys' fees and expenses) (collectively, "Losses") incurred or suffered by any Buyer Indemnified Party arising out of or relating to (i) a breach by the Sellers of any representation or warranty made by the Sellers in this Agreement or in any Related Document, or in any Schedule or certificate delivered pursuant hereto or thereto, (ii) a failure by the Sellers to perform or comply with any covenant or agreement on the part of the Sellers contained herein or in any Related Document, (iii) the operation of the Business prior to the Closing Date, (iv) the business of any current or former Affiliate of Markoff other than the Company, (v) any Taxes of the Company for any Pre-Closing Period, (vi) the occupation and use by the Company of any office or storage space located at 100 Wilshire Boulevard, Santa Monica, California, or
(vii) any claim made by Moda Italia in connection with the matters set forth on
Schedule 3.14.

         10.3 Indemnification by the Buyer. The Buyer shall indemnify the Sellers against and hold them harmless from any and all Losses incurred or suffered by the Sellers arising out of or relating to (i) a breach by the Buyer of any representation or warranty made by the Buyer in this Agreement or in any Related Document, or in any Schedule or certificate delivered pursuant hereto or thereto, (ii) a failure by the Buyer to perform or comply with any covenant or agreement on the part of the Buyer contained herein or in any Related Document,
(iii) the operation of the Business from and after the Closing Date, to the extent such Loss is not indemnifiable by the Sellers pursuant to Section 10.2, or (iv) any Taxes of the Company for any Post-Closing Period to the extent that such Taxes are not a liability of the Sellers pursuant to Section 10.2.

         10.4 Indemnification; Notice and Settlements.

             (a) Whenever any third Person claim shall arise or be asserted for which indemnification may be sought hereunder (a "Claim"), the party entitled to indemnification (the "Indemnitee") shall promptly give written notice to the party obligated to provide indemnity (the "Indemnitor") of the nature of the Claim, after the receipt by the Indemnitee of reliable information as to the facts constituting the basis for the Claim and the amount of the Claim, and shall provide the Indemnitor with copies of all information provided to the Indemnitee by the third Person making the Claim with respect thereto; but the failure to timely give such notice or such information shall not relieve the Indemnitor from any obligation under this Agreement, except to the extent, if any, that the Indemnitor is materially prejudiced thereby.

             (b) Upon delivery of notice from the Indemnitee of a Claim, the Indemnitor shall have the right to assume the defense of any such Claim at its expense, provided that (x) in the reasonable judgment of the Indemnitee, the Indemnitor has adequate resources to undertake such defense and satisfy any indemnifiable Losses arising from such Claim and
      (y) the selection of counsel is approved by the Indemnitee, which approval shall not be unreasonably withheld. If the Indemnitee so determines that the Indemnitor does not have adequate resources, or the Indemnitor shall elect not to assume the defense of any such Claim, or fails to make such an election within twenty (20) days after it receives notice pursuant to
      Section 10.4(a), or the named parties in any Claim (included impleaded parties) include the Indemnitor and the Indemnitee, and representation of the Indemnitor and the Indemnitee by the same counsel would create a conflict (in which case the Indemnitor shall not be permitted to assume the defense of such Claim), the Indemnitee shall have the right to defend such Claim at the expense of the Indemnitor. The Indemnitee shall have the right to participate in (but not control) the defense of a Claim defended by the Indemnitor hereunder and to retain its own counsel in connection with such Claim, but the fees and expenses of such counsel shall be at the Indemnitee's expense unless the Indemnitor and the Indemnitee have mutually agreed in writing to the retention of such counsel. Unless otherwise agreed by the Indemnitor, if the Indemnitor is obligated to pay the fees and expenses of counsel to the Indemnitee, the Indemnitor shall be obligated to pay only the fees and expenses associated with one attorney or law firm (plus local counsel as required), as applicable, for all Indemnitees in any action or series of actions arising out of substantially the same set of facts and circumstances.

             (c) The Indemnitor shall have the right to elect to settle any Claim in respect of which indemnity may be sought hereunder for which it has duly assumed the defense without the Indemnitee's written consent only if the settlement involves only the payment of money damages by the Indemnitor and includes a complete release of the Indemnitee. Any other settlement will be subject to the written consent of the Indemnitee, which consent shall not be unreasonably withheld. The Indemnitee shall have the right to elect to settle any Claim in respect of which indemnity may be sought hereunder, for which it has duly assumed the defense, with the Indemnitor's written consent, which consent shall not be unreasonably withheld.

             (d) With respect to any obligations of the Indemnitor and Indemnitee which arise pursuant to the provisions of this Article X, the Indemnitor and Indemnitee agree to cooperate with each other as reasonably requested by the other.

         10.5 Limitations. Notwithstanding the provisions set forth above, the Sellers shall not be liable to the Buyer for any Loss under Section 10.2(i) or
(iii) unless and until the total of all Losses sustained or incurred by the Buyer pursuant to Sections 10.2(i) and (iii) (excluding amounts received from the Company's insurers for all such Losses), shall equal or exceed $200,000; provided, however, that once this threshold is met, (w) all Losses from dollar one up to $4,000,000 (excluding amounts received from the Company's insurers for all such Losses) shall be the liability of the Sellers and shall be recoverable by the Buyer from the Sellers, (x) the next $4,000,000 worth of Losses (excluding amounts received from the Company's insurers for all such Losses) shall be the liability of the Buyer and shall not be recoverable from the Sellers, (y) the next $4,000,000 worth of Losses (excluding amounts received from the Company's insurers for all such Losses) shall be the liability of the Sellers and shall be recoverable by the Buyer from the Sellers, and (z) any Losses in excess of $12,000,000 (excluding amounts received from the Company's insurers for all such Losses) shall be the liability of the Buyer and shall not be recoverable from the Sellers. Notwithstanding the provisions set forth above, the Buyer shall not be liable to the Sellers for any Loss under Section 10.3(i) or (iii) unless and until the total of all Losses sustained or incurred by the Sellers pursuant to Sections 10.3(i) and (iii) (excluding amounts received from the Sellers' insurers for all such Losses), shall equal or exceed $200,000; provided, however, that once this threshold is met, (w) all Losses from dollar one up to $4,000,000 (excluding amounts received from the Sellers' insurers for all such Losses) shall be the liability of the Buyer and shall be recoverable by the Sellers from the Buyer, (x) the next $4,000,000 worth of Losses (excluding amounts received from the Sellers' insurers for all such Losses) shall be the liability of the Sellers and shall not be recoverable from the Buyer, (y) the next $4,000,000 worth of Losses (excluding amounts received from the Sellers' insurers for all such Losses) shall be the liability of the Buyer and shall be recoverable by the Sellers from the Buyer, and (z) any Losses in excess of $12,000,000 (excluding amounts received from the Sellers' insurers for all such Losses) shall be the liability of the Sellers and shall not be recoverable from the Buyer. The limitations set forth in this Section 10.5 shall not apply with respect to: (i) fraud or intentional misrepresentation by the Sellers or the Buyer; or (ii) any breach by the Sellers or the Buyer, as applicable, of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 4.1 and 4.2.

         10.6 Sole and Exclusive Remedy The indemnification obligations of the Sellers and the Buyer under this Article X shall constitute the sole and exclusive remedies of Buyer and Sellers, respectively, for the recovery of money damages with respect to the matters described in Sections 10.2 and 10.3, respectively. The terms of this Section 10.6 shall not be construed as limiting in any way whatsoever any remedy other than for the recovery of money damages to which the Buyer and the Sellers may be entitled.

                                   ARTICLE XI

                                   TAX MATTERS

         11.1 Transfer Taxes. The Sellers shall be responsible for the payment of all stock transfer, stamp, duties, recording and related Taxes, if any, required to be paid in connection with the transactions contemplated by this Agreement. The Sellers shall make any required filing with respect to such Taxes under applicable Law.

         11.2 Returns. The Sellers shall cause the Company to file when due all Returns that are required to be filed by the Company which have a due date on or before the Closing Date, and the Buyer shall file or cause to be filed when due all other Returns that are required to be filed by or with respect to the Company. Returns shall be prepared in a manner consistent with practices followed in prior years with respect to similar Returns, except as otherwise required by changes in Law or fact.

         11.3 Cooperation. The Sellers, on the one hand, and the Buyer, on the other hand, shall cooperate fully with each other and make available to each other in a timely fashion such Tax data and other information and personnel as may be reasonably required for the payment of any Taxes and the preparation of any Returns required to be prepared. The Sellers, on the one hand, and the Buyer, on the other hand, shall make available to the other, as reasonably requested, all information, records or documents in their possession relating to Taxes of the Company for all taxable periods thereof ending on, before or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable Tax statute of limitations or extensions thereof; provided, however, that in the event a Proceeding has been instituted for which the information, records or documents are required prior to the expiration of the applicable statute of limitations, such information, records or documents shall be retained until there is a final determination with respect to such Proceeding.

         11.4 Purchase Price Adjustment for Tax Purposes. The Sellers and the Buyer agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax law pursuant to a determination as defined in Section 1313(a) of the Code.

         11.5 Straddle Periods. In the case of any taxable period that includes (but does not begin or end on) the Closing Date (a "Straddle Period"), the portion of the Taxes of the Company for such Straddle Period attributable to the period prior to the close of the Closing Date shall be treated as Taxes of a Pre-Closing Period for purposes of
Section 10.2. The amount of Straddle Period Taxes of the Company that are treated as Taxes of a Pre-Closing Period shall be computed (a) in the case of income, franchise, sales, or similar taxes, pursuant to an interim closing of the books method by assuming that the Company had a taxable year or period which ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a per-diem basis and (b) in the case of real property Taxes, personal property Taxes and similar ad valorem obligations, by prorating such Taxes owed for the Straddle Period on a per-diem basis.

         11.6 338(h)(10) Election and Step-Up Tax Benefits. The Sellers, on the one hand, and the Buyer, on the other hand, agree to comply with, and to cooperate with the other in furtherance of, the various covenants, agreements and procedures set forth on Schedule 2.2(a), as applicable.

                                   ARTICLE XII

                               GENERAL PROVISIONS

         12.1 Confidentiality. The Buyer and the Sellers agree that they shall hold in confidence and shall not disclose to any Person, whether by public announcement or otherwise, any information with respect to this Agreement or any Related Document or the transactions contemplated hereby and thereby, including with respect to the price and terms thereof, without the consent of the other party. Notwithstanding the foregoing, (i) nothing in this Agreement shall preclude the Buyer or the Sellers from making any public announcement or filing required pursuant to any securities Laws or United States or non-United States stock exchange rules, provided that prior to such announcement or filing, the filing party shall, to the extent practicable, give the other party a reasonable opportunity to review and comment on such public announcement or filing, and
(ii) upon consummation of the transactions contemplated by this Agreement, the Buyer or its Affiliates may make public announcements thereof consistent with usual and customary practice.

         12.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or fax numbers set forth below (or to such other address, attention or fax number as a party may designate by notice to the other parties given in accordance with this
Section 12.2):

              (a) If to the Buyer:

                     c/o Spectrum Numismatics International, Inc.
                     18022 Cowwan, Suite 105
                     Irvine, California 92614
                     Telecopier No.:(949) 955-1824
                     Telephone No.: (949) 955-1250
                     Attention:  Gregory N. Roberts

                  With a copy to:

                     Kramer Levin Naftalis & Frankel LLP
                     1177 Avenue of the Americas
                     New York, New York  10036
                     Telecopier No.:(212) 715-8000
                     Telephone No.: (212) 715-9100
                     Attention:  Scott S. Rosenblum, Esq.

              (b) If to the Sellers:

                     Steven Markoff
                     100 Wilshire Boulevard
                     Santa Monica, California 90401
                     Telecopier No.:
                     Telephone No.: (310) 587-1470

                  With a copy to:

                     Hawley Troxell Ennis & Hawley
                     877 Main Street, Suite 1000
                     Boise, Idaho  83702
                     Telecopier No.: (208) 342-3829
                     Telephone No.: (208) 344-6000
                     Attention:  John F. Kurtz, Esq.

         12.3 Governing Law. This Agreement will be governed by the Laws of the State of California without regard to principles of conflict of laws.

         12.4 Jurisdiction and Venue; WAIVER OF JURY TRIAL.

             (a) In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) submits to the non-exclusive jurisdiction of the state courts of the State of California, County of Los Angeles, or the federal district court in and for the Central District of California located in Los Angeles, (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court, and (c) waives any claim that such action or proceeding has been brought in an inconvenient forum.

             (b) THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         12.5 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available to the parties, whether by contract, at Law, in equity or otherwise.

         12.6 Entire Agreement; Modification. This Agreement, together with the Related Documents, supersede all prior agreements, whether written or oral, between the parties (including, without limitation, the Confidentiality Agreement dated September 22, 2004 and the Letter of Intent dated May 17, 2005) with respect to the subject matter hereof and thereof, and constitute the entire agreement among the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended, and no provision of this Agreement may be waived, except by a written agreement executed by each party hereto.

         12.7 Assignments; Successors; No Third Party Rights. Neither the Buyer, on the one hand, or the Sellers, on the other hand, may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, except that the Buyer may assign this Agreement to any Affiliate of the Buyer or to any successor to the Business. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors, heirs, personal representatives, executors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Persons contemplated by Article X any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

         12.8 Severability. If any provision of this Agreement or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by Law. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

         12.9 Headings; Construction. The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) "it" or "its" or words denoting any gender include all genders, (iii) the word "including" shall mean "including without limitation," whether or not expressed, and (iv) any reference herein to a Section, Article, Schedule or Exhibit refers to a Section or Article of, or a Schedule or Exhibit to, this Agreement, unless otherwise stated. Each party acknowledges that it has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.

         12.10 Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same original instrument.

         12.11 Fees and Expenses. Except as otherwise expressly set forth herein or, with respect to a Related Document, in such Related Document, all fees, costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement, the Related Documents and the performance of the transactions contemplated hereby and thereby shall be paid by the party incurring such fees, costs or expenses. Notwithstanding the foregoing, the prevailing party in any proceeding brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder shall be entitled to receive reimbursement of its reasonable costs, expenses and attorneys' fees (internal and external) and disbursements, including the reasonable costs and expenses of experts and internal resources expended, actually incurred in connection with such proceeding.

         12.12 Right of Setoff. Notwithstanding any provision of this Agreement or any Related Document to the contrary, the parties hereby acknowledge and agree that, in addition to any other right hereunder or under any Related Document or otherwise, the Buyer shall be entitled from time to time to set off against any amounts otherwise required to be paid by the Buyer to the Sellers pursuant to this Agreement or any Related Document (including, without limitation, any amounts required to be paid by the Buyer to the Sellers pursuant to Schedule 2.2(a) or Schedule 2.6 hereof) any amounts owed at such time by the Sellers to the Buyer or any other Buyer Indemnified Party under this Agreement or any Related Document by following the procedures set forth in this Section
12.12. Buyer shall notify Sellers in writing specifying in reasonable detail the reason for and amount of the set off being claimed by Buyer. In the event Sellers dispute the amount of the set off claimed within ten (10) business days of receipt of that notice, the amount being claimed as a setoff shall be held in suspense by Buyer (or, if the Company's tangible net worth shall be less than $10,000,000 at the time of such dispute, the amount being claimed as a setoff shall be held in escrow) until the claim asserted by Buyer has been resolved in accordance with any final judgment resolving that claim or the Buyer and the Sellers agree to a resolution. It the Sellers fail to dispute the set-off within the ten (10) day period, the set-off shall be conclusive and binding on the Sellers and the Buyer's obligation to make such payment (or any portion thereof) pursuant to this Agreement or the relevant Related Document shall be deemed fully satisfied and discharged to the extent of such setoff. The exercise of such right of setoff by the Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach under this Agreement or any Related Document. This right of set-off shall be in addition to and not in substitution of any other rights that the Buyer shall have against the Sellers under Article X of this Agreement.

         12.13 Remedies. The Sellers expressly acknowledge and agree that it would be difficult to measure the damages that might result from any actual or threatened breach of this Agreement, and that any actual or threatened breach by the Sellers of any of the provisions of this Agreement might result in immediate, irreparable and continuing injury to the Buyer and that a remedy at Law for any such actual or threatened breach by the Sellers of the provisions of this Agreement might be inadequate. The Sellers therefore agree that the Buyer may be entitled to temporary, preliminary and permanent injunctive relief or other equitable relief, issued by a court of competent jurisdiction, in case of any such actual or threatened breach by the Sellers, without the posting of a bond.

         12.14 Further Assurances. At and from time to time following the Closing, the Buyer, on the one hand, and the Sellers, on the other hand, agree to cooperate with the other and to execute, deliver, file and record any and all agreements, instruments, certificates or other documents, and take such other actions, as may be reasonably necessary or desirable to evidence, consummate or implement expeditiously the transactions contemplated by this Agreement and to carry into effect the intent and purposes of this Agreement. Without limiting any other right or remedy of the Buyer, at and from time to time following the Closing, the Sellers shall, and shall cause their respective Affiliates to, in the case of Contracts or arrangements which cannot be transferred or assigned effectively to, or continued effectively by, the Company without the consents of other Persons which consents have not been obtained prior to the Closing, cooperate with the Buyer at its request in endeavoring to obtain such consents promptly, and if any such consent is not obtained, use their commercially reasonable efforts to secure to the Buyer the benefits thereof in some other manner reasonably acceptable to the Buyer.


                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.


                              The Buyer:


                              Spectrum PMI, Inc.


                              By: /s/ Gregory Roberts
                                 ----------------------------
                              Name:  Gregory Roberts
                              Title: CEO


                              The Sellers:


                              /s/ Steven Markoff
                              -------------------------------
                              Steven Markoff


                              A-Mark Holding, Inc.


                              By: /s/ Steven Markoff
                                 ----------------------------
                              Name:  Steven Markoff
                              Title: Chairman